UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SERVICESOURCE INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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634 Second Street

San Francisco, California 94107

(415) 901-6030

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TO STOCKHOLDERS OF SERVICESOURCE INTERNATIONAL, INC.:

NOTICE IS HEREBY GIVEN that the 2013 annual meeting of stockholders of ServiceSource International, Inc., a Delaware corporation, will be held on Thursday, May 30, 2013 at 9:00 a.m., Pacific Time, at our corporate headquarters located at 634 Second Street, San Francisco, CA 94107, for the following purposes:

1.

Elect the three nominees for Class II director named in this proxy statement to the board of directors to hold office until our 2016 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.	Vote, on an advisory basis, to approve the compensation of the named executive officers for the year ended December 31, 2012, as set forth in this proxy statement;

3.

Ratify the selection by the audit committee of our board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.	To transact any and all other business that may properly come before the meeting or at any and all adjournments or postponements of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. We are not aware of any other business to come before the meeting at this time.

The meeting will begin promptly at 9:00 a.m., Pacific Time. Only stockholders of record at the close of business on April 2, 2013, or their valid proxies, are entitled to attend and vote at the meeting and any and all adjournments or postponements of the meeting. If you are not a stockholder of record but hold shares in “street name” through a broker, bank, trustee or nominee, you will need to provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 2, 2013, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or similar evidence of ownership.

A complete list of the stockholders entitled to vote at the meeting will be available and open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting during normal business hours at our corporate headquarters.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the section entitled “Information about the Proxy Materials and Annual Meeting” beginning on page 1 of the accompanying proxy statement.

By order of the Board of Directors

Michael A. Smerklo

Chief Executive Officer and Chairman of the Board

San Francisco, California

April 24, 2013

This notice of our annual meeting of stockholders and proxy statement and proxy card are being distributed and made available on or about April 24, 2013.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

-i-

-ii-

SERVICESOURCE INTERNATIONAL, INC.

634 Second Street

San Francisco, California 94107

(415) 901-6030

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held May 30, 2013

INFORMATION ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Proxies

A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the enclosed proxy card or, if available, voting by telephone or over the Internet. We have designated our Chief Executive Officer and Chairman of the Board, Michael A. Smerklo, our Chief Financial Officer, Ashley F. Johnson, and our Executive Vice President and General Counsel, Paul D. Warenski, to serve as proxies for the annual meeting.

Proxy Materials

We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at our 2013 annual meeting of stockholders, which will take place on Thursday, May 30, 2013 at 9:00 a.m., Pacific Time, at our corporate headquarters located at 634 Second Street, San Francisco, CA 94107. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement.

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, our corporate governance policies, information on our board of directors and certain other required corporate information.

This proxy statement and the accompanying proxy card, notice of annual meeting and voting instructions are being distributed and made available on or about April 24, 2013 to all stockholders of record entitled to vote at the annual meeting.

Electronic Access to the Proxy Materials

The notice of annual meeting, proxy statement, and annual report are available on our website by visiting http://viewproxy.com/srev/2013/.

Voting of Shares

Each share of our common stock issued and outstanding as of the close of business on April 2, 2013, the record date for the 2013 annual meeting of stockholders, is entitled to vote on all items being considered at the 2013 annual meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, or other nominee. On the record date, we had 76,613,620 shares of common stock issued and outstanding.

For all matters described in this proxy statement for which your vote is being solicited, each holder of shares of common stock is entitled to one vote for each share of common stock held by such holder as of the record date.

Stockholder of Record and Beneficial Owners in Street Name

Many of our stockholders hold their shares as a beneficial owner in street name through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered with respect to those shares the stockholder of record and these proxy materials were sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxies or to vote in person at the annual meeting. We have enclosed a proxy card for you to use with the printed proxy materials delivered to you. You may also vote on the Internet or by telephone.

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, or other similar organization, you are considered the beneficial owner of shares held in street name, and the notice of annual meeting, proxy statement and annual report were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you are a beneficial owner and do not wish to vote in person or you will not be attending the annual meeting, you may vote by following the instructions provided by your broker or other nominee.

ServiceSource’s Transfer Agent

Contact our transfer agent by writing Wells Fargo Shareowner Services, 161 N. Concord Exchange St. South St. Paul, MN 55075, or by telephoning (800) 468-9716.

Attending and Voting at the Annual Meeting

You are entitled to attend the annual meeting only if you were a stockholder as of the record date or you hold a valid proxy for the annual meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 2, 2013, together with a copy of the voting instruction card provided by your broker, bank, or nominee, or other similar evidence of ownership.

If you do not comply with the procedures outlined above, you may not be admitted to the annual meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the proxy card or, if you vote by telephone or Internet, by indicating your plans when prompted.

Note that we do not expect to webcast the annual meeting.

Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, bank, or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting without Attending the Annual Meeting

By mail

Complete, sign and date the enclosed proxy card or voting instruction card and return it in the return envelope provided (which is postage prepaid if mailed in the United States). If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card in favor of the recommendations of our board of directors.

If you are a stockholder of record and the prepaid envelope is missing, please mail your completed proxy card to ServiceSource International, Inc., Attention: Corporate Secretary, 634 Second Street, San Francisco, California 94107.

If you are a beneficial owner of shares, you should have received a proxy card and voting instructions with these proxy materials from your broker, bank or other nominee holder of record. Simply complete and mail the proxy card provided to the address provided by your broker, bank or other nominee holder of record.

You may still attend the annual meeting in person even if you have already voted by proxy.

By telephone or on the Internet

If you are a stockholder of record, you may vote by following the telephone or Internet voting instructions on your proxy card.

If you are a beneficial owner of shares, your broker, bank or other holder of record may make telephone or Internet voting available to you. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

Voter Confidentiality

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within ServiceSource or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Changing Votes and Revoking Proxies

You may change your vote at any time prior to the taking of the vote at the annual meeting. If you are the stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (ii) providing a written notice of revocation to our corporate secretary at ServiceSource International, Inc., Attention: Corporate Secretary, 634 Second Street, San Francisco, California 94107, prior to your shares being voted, or (iii) attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, or nominee following the instructions they provided or, if you have obtained a legal proxy from your broker, bank, or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

List of Stockholders Entitled to Vote at the Annual Meeting

The names of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our corporate headquarters at 634 Second Street, San Francisco, California 94107, by contacting our corporate secretary.

Quorum Requirements for Conducting Business at the Annual Meeting

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the issued and outstanding shares of common stock be present in person or represented by proxy. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the meeting to another date.

Board of Directors Recommendations for Your Vote

Our board of directors recommends that you vote your shares:

•	“FOR” each of the three nominees for Class II director named in this proxy statement.

•	“FOR” on an advisory basis, approval of the compensation of our named executive officers for the year ended December 31, 2012.

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year.

Voting Requirement to Approve Each of the Proposals

Proposal	Vote Required	Discretionary Broker Voting Allowed?
Election of Class II directors	Plurality of the shares	No

Advisory Vote to Approve Executive Compensation	Majority of the shares present, represented and entitled to vote at the meeting	No

Ratification of PricewaterhouseCoopers LLP	Majority of the shares present, represented and entitled to vote at the meeting	Yes

If you are a beneficial owner, your broker, bank or other nominee holder of record is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. Your broker, bank or other nominee holder of record does not have discretionary authority to vote on the other two proposals without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on this matter. Accordingly, if you are a beneficial owner, it is particularly important that you provide your instructions for voting your shares on the election of directors and the advisory compensation proposal to your broker, bank or other nominee holder of record.

Election of Class II Directors

The nominees receiving the highest number of affirmative “FOR” votes will be elected as Class II directors. You may vote “FOR” or “WITHHOLD” for each director nominee. A properly executed proxy marked “WITHHOLD” with respect to the election of a Class II director will not be voted with respect to such director although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not affect the outcome of the election of directors.

In addition, you may not cumulate your votes for the election of directors.

Advisory Vote on Executive Compensation

The affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to approve, on an advisory basis, the compensation awarded to our named executive officers for the year ended December 31, 2012. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Ratification of PricewaterhouseCoopers LLP

The affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to ratify the selection by our audit committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Additional Matters Presented at the Annual Meeting

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Michael A. Smerklo, Ashley F. Johnson and Paul D. Warenski, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

If for any reason any of the nominees is not available as a candidate for director at the annual meeting, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Inspector of Elections

A representative of Wells Fargo Shareowner Services will tabulate the votes and act as inspector of elections.

Costs of Soliciting Votes

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may also reimburse brokerage firms, banks and other nominee holders of record for the cost of forwarding proxy materials to beneficial owners.

Publication of Voting Results

We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and, within four business days after final results are known, file an additional Current Report on Form 8-K to publish the final results.

Householding of Proxy Material

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of our notice of annual meeting, proxy statement and annual report, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate notice of annual meeting, proxy statement and annual report, please direct your written request to:

ServiceSource International, Inc.

Attention: Investor Relations

634 Second Street

San Francisco, California 94107

Stockholders who hold shares in street name should contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Deadline for Stockholder Proposals and Stockholder Nominees for Director for Next Year

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2014 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not earlier than December 25, 2013 nor later than January 24, 2014. However, if we hold our 2014 annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary date of the 2012 annual meeting, we will disclose the new deadline by which stockholders proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. Proposals should be addressed to:

ServiceSource International, Inc.

Attn: Corporate Secretary

634 Second Street

San Francisco, California 94107

Fax: 415-962-3230

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is:

•	specified in our proxy materials with respect to such meeting,

•	otherwise properly brought before the meeting by or at the direction of our board of directors or

•

properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws.

To be timely for our 2014 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	not earlier than December 25, 2013 and

•	not later than the close of business on January 24, 2014.

In the event that we hold our 2014 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2013 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting, or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Director Candidate Recommendations

You may recommend director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors, and should be directed to the corporate secretary of ServiceSource at the address set forth above. For additional information regarding stockholder recommendations for director candidates and our related requirements, see “Corporate Governance and Board Committees—Process for Recommending Candidates to the Board of Directors.”

Director Candidate Nominations

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

Our Bylaws have been publicly filed with the SEC and can also be found on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2013: The notice of annual meeting, proxy statement and annual report are available by visiting http://viewproxy.com/srev/2013/.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. Accordingly, we adopted a Code of Business Conduct and Ethics that applies to our board of directors, officers and employees, including our chief executive officer, chief financial officer and other principal executive and senior financial officers. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including preparation and maintenance of financial and accounting information, compliance with laws and conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our employees, officers and directors is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigation of complaints relating to accounting or audit matters. These procedures have been adopted and are administered by our audit committee.

Our Code of Business Conduct and Ethics is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage. We will disclose on our website any amendments to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, that are required to be disclosed by the rules of the SEC or The NASDAQ Stock  Market LLC (“NASDAQ”).

Role and Composition of the Board

Our board of directors is currently composed of nine members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and nine directors are currently authorized.

Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	the Class I directors are Bruce W. Dunlevie, Barry D. Reynolds and Robert G. Ashe, whose terms expire at the annual meeting of stockholders to be held in 2015;

•	the Class II directors are James C. Madden, Thomas F. Mendoza and Richard J. Campione, whose terms expire at the annual meeting of stockholders to be held in 2013, so they are up for reelection; and

•	the Class III directors are Steven M. Cakebread, Marc F. McMorris and Michael A. Smerklo, whose terms expire at the annual meeting of stockholders to be held in 2014.

Upon expiration of the term of a class of directors, directors for that class will be up for election for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Our board of directors is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our chief executive officer and other members of senior management.

Board Leadership Structure

Our board of directors currently believes that our company is best served by combining the roles of a chairman of the board and chief executive officer, coupled with a lead independent director. Mr. Smerklo, our chief executive officer, is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the industry, while our chief executive officer brings company-specific experience and expertise. Our board of directors believes that the combined role of chairman of the board and chief executive officer is the best leadership structure for us at the current time because it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our board of directors, which are essential to effective governance.

Bruce Dunlevie is our lead independent director. As the lead independent director, Mr. Dunlevie is responsible for helping to set the agendas for board meetings, coordinating the activities of the independent directors and presiding over board meetings if the chairman is absent. In addition, the lead independent director presides over executive sessions without the presence of the non-independent directors or members of the Company’s management from time to time as deemed necessary or appropriate. The lead independent director also has the authority to call meetings of the independent directors and is available for consultation or direct communication. The role given to the lead independent director helps ensure a strong, independent and active board of directors.

Board’s Role in Risk Oversight

Our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis. Our audit committee oversees and reviews with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, and our compensation committee oversees risk related to compensation policies. Our nominating and governance committee also reviews and recommends corporate governance policies and practices to reduce the risk of wrongdoing and to promote good corporate governance. Each of our committees reports to the full board of directors with respect to these matters, among others.

In connection with its oversight of compensation-related risks, our compensation committee has reviewed an assessment by management of our compensation programs and practices for its employees, including its executive and non-executive programs and practices. In its review, the compensation committee evaluated whether our policies and programs encourage unnecessary or excessive risk-taking and controls, and how such policies and programs are structured with respect to risks and rewards, as well as controls designed to mitigate any risks. As a result of this review, the compensation committee determined any risks that may result from our compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on us.

At periodic meetings of the board and its committees and in other meetings and discussions, management reports to and seeks guidance from the board and its committees with respect to the most significant risks that could affect our business, such as legal risks and financial, tax and audit related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and efforts and investment policy and practices.

Director Independence

Under the rules of NASDAQ, independent directors must constitute a majority of a listed company’s board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that none of the following non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ: Messrs. Cakebread, Dunlevie, Madden, McMorris, Mendoza, Reynolds and Ashe. Our board of directors also determined that Messrs. Cakebread, McMorris and Reynolds, who compose our audit committee, Messrs. Cakebread, Madden and McMorris, who compose our compensation committee, and Messrs. Madden and Mendoza, who compose our nominating and corporate governance committee, satisfy the independence standards for those committees established by the applicable rules and regulations of the SEC and NASDAQ. In making these determinations, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and primary responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee. Our audit committee consists of Messrs. Cakebread, McMorris and Reynolds, each of whom is a non-employee director. All members of our audit committee meet the requirements for financial literacy established by the applicable rules and regulations of the SEC and NASDAQ. Mr. Cakebread is the chairperson of our audit committee, is our audit committee financial expert, as defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication as defined under the rules of NASDAQ. Our audit committee oversees our corporate accounting and financial reporting process and is responsible for, among other things:

•	evaluating our independent registered public accounting firm’s qualifications, independence and performance and approving the audit and non-audit services performed by our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing our interim and year-end operating results with management and the independent auditors;

•	preparing the audit committee report that the SEC requires in our annual proxy statement; and

•	reviewing annually the audit committee charter and the committee’s performance.

Our audit committee held nine meetings during 2012. Our audit committee operates under a written charter approved by our board of directors. The charter is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage.

The Audit Committee Report is included later in this proxy statement.

Compensation Committee. Our compensation committee consists of Messrs. Cakebread, Madden and McMorris, each of whom is a non-employee director. Mr. McMorris is the chairperson of our compensation committee. All of the members of our compensation committee meet the definition of outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended. Our compensation committee reviews and recommends policies relating to the compensation and benefits of our officers and employees and is responsible for, among other things:

•	overseeing our compensation policies, plans and benefit programs;

•

reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements and any other benefits, compensation or arrangements;

•	preparing the compensation committee report that the SEC requires to be included in our annual proxy statement;

•	administering, reviewing and making recommendations with respect to our equity compensation plans; and

•	reviewing annually the compensation committee charter and the committee’s performance.

See “Compensation of Non-Employee Directors” and “Executive Compensation” for a description of our processes and procedures for the consideration and determination of executive and director compensation.

Our compensation committee held nine meetings during 2012. Our compensation committee operates under a written charter approved by the board of directors. The charter is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage.

The Compensation Committee Report is included later in this proxy statement.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Messrs. Madden, and Mendoza. Mr. Madden is the chairperson of our nominating and corporate governance committee. Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors and is responsible for, among other things:

•	evaluating and making recommendations regarding the organization and governance of our board of directors and its committees;

•	establishing procedures for the submission of candidates for election to our board (including recommendations by stockholders of the Company);

•	establishing procedures for identifying and evaluating nominees for director;

•	creating a succession plan in the event of key executive departures;

•	assessing the performance of members of our board of directors and making recommendations regarding committee and chair assignments;

•	recommending desired qualifications for board membership and conducting searches for potential board members; and

•	reviewing and making recommendations with regard to our corporate governance guidelines.

Our nominating and corporate governance committee will consider recommendations of candidates for the board of directors submitted by our stockholders as described under “Process for Recommending Candidates to the Board of Directors” below.

Our nominating and corporate governance committee held two meetings during 2012. Our nominating and corporate governance committee operates under a written charter approved by the board of directors. The charter is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage.

2012 Board Meetings

During 2012, our board of directors held five meetings. Each of our directors attended or participated in 75% or more of the meetings of the board of directors and 75% or more of the meetings held by all committees of the board of directors on which he served during the past year.

Executive Sessions of Independent Directors

Independent members of our board of directors convene executive sessions without the presence of our non-independent director or members of the Company’s management from time to time as deemed necessary or appropriate. Michael A. Smerklo does not participate in such sessions.

Compensation Committee Interlocks and Insider Participation

Messrs. McMorris, Madden and Cakebread served as members of our compensation committee during 2012. None of the members of our compensation committee is, or was during 2012, an officer or employee of ours. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Identifying and Evaluating Director Nominees

In its evaluation of director candidates, including the members of the board of directors eligible for re-election, our committee will consider the following:

•	the current size and composition of our board of directors and the needs of the board and its respective committees;

•

factors such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business and other commitments and the like, without assigning any particular weighting or priority to any of these factors; and

•	other factors that our committee may consider appropriate.

Our committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills that are complementary to those of the existing board;

•	the ability to assist and support management and make significant contributions to our success; and

•	an understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

If our committee determines that an additional or replacement director is required, the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management.

Process for Recommending Candidates to the Board of Directors

Our nominating and corporate governance committee is responsible for, among other things, determining the criteria for membership to our board of directors and recommending candidates for election to the board of directors.

Our nominating and corporate governance committee has established Policies and Procedures for Director Candidates, which includes the policy of considering any individual recommended as a prospective director nominee by a stockholder holding no less than 4% of the outstanding shares of common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The committee will consider candidates recommended by such stockholders in the same manner as candidates recommended to the committee from other sources.

Stockholder recommendations for candidates to the board of directors must be directed in writing to ServiceSource International, Inc., Attention: Corporate Secretary, 634 Second Street, San Francisco, California 94107, and must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us, and evidence of the recommending stockholder’s ownership of our stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend.

Communications with the Board of Directors

Stockholders who wish to communicate with our board are welcome to do so either in writing, at the following address: ServiceSource International, Inc., Attention: Corporate Secretary, 634 Second Street, San Francisco, California 94107, or online at www.servicesource.com and clicking through “Company,” “Investor Relations,” “Corporate Governance” and “Contact the Board.” Communications are distributed to our board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Compensation Policy

In February 2011, our board of directors approved an outside director compensation policy that applies to all of our non-employee directors, which became effective upon the completion of our initial public offering. This policy provides that each such non-employee director will receive the following compensation for board services:

•	an annual cash retainer of $20,000 for board service;

•

an annual cash retainer for serving as the chairman of the audit committee of $25,000, for serving as chairman of the compensation committee of $25,000 and for serving as chairman of the nominating and corporate governance committee of $10,000;

•

an annual cash retainer for serving as a member of the audit committee of $17,500, for serving as a member of the compensation committee of $17,500 and for serving as a member of the nominating and corporate governance committee of $7,500; and

•	upon first joining the board of directors, an automatic initial stock option grant for the purchase of 75,000 shares of common stock.

An initial stock option grant will vest as to one-quarter of the shares on the one-year anniversary of the grant date and monthly thereafter so that the option is fully vested four years after the grant date, subject to continued service as a director through each such date.

In addition, we reimburse non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings.

We granted each of Mr. Campione and Mr. Ashe an option to purchase 75,000 shares of our common stock under our 2011 Equity Incentive Plan in connection with his appointment to the board of directors in November 2012 and March 2013, respectively.

The 2011 Equity Incentive Plan provides that in the event we merge with or into another corporation or undergo a change in control, as defined in the 2011 Equity Incentive Plan, the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award under the 2011 Equity Incentive Plan. If there is no assumption or substitution of outstanding options, then such options will become fully vested and exercisable. In addition, the administrator will notify participants in writing or electronically that options under the 2011 Equity Incentive Plan will be exercisable for a period of time determined by the administrator, and will terminate upon expiration of such period to the extent unexercised.

2012 Director Compensation

The following table sets forth information regarding compensation paid or accrued for services rendered to us by our non-employee directors during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (1)(2)	All Other Compensation		Total
Steven M. Cakebread	$62,500	—	—	—		$62,500
Bruce W. Dunlevie	$20,000	—	—	—		$20,000
James C. Madden	$47,500	—	—	—		$47,500
Marc F. McMorris	$62,500	—	—	—		$62,500
Thomas F. Mendoza	$27,500	—	—	—		$27,500
Barry D. Reynolds	$37,500	—	—	—		$37,500
Richard J. Campione(3)	$5,000	—	$382,500	$34,000	(4)	$387,500
Anthony Zingale(5)	$27,500	—	—	—		$27,500

(1)

Amounts in this column reflect the grant date fair value of each award computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by the non-employee directors. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statement included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)	The aggregate number of shares subject to stock options outstanding and restricted stock units at December 31, 2012 for each non-employee director was as follows:

Name	Aggregate Number of Stock Options Outstanding as of December 31, 2012	Aggregate Number of Stock Awards Outstanding as of December 31, 2012
Steven M. Cakebread	284,147	—
Bruce W. Dunlevie	—	—
James C. Madden	274,000	—
Marc F. McMorris	—	—
Thomas F. Mendoza	—	80,000
Barry D. Reynolds	—	—
Richard J. Campione	75,000	—
Anthony Zingale	284,481	—

(3)	Mr. Campione joined our board of directors in November 2012.
(4)	Represents payments made to Mr. Campione during 2012 for consulting services rendered to the Company. An additional $276,420 is expected to be paid to Mr. Campione in 2013.
(5)	Mr. Zingale resigned from our board of directors in November 2012.

PROPOSAL NUMBER 1

ELECTION OF CLASS II DIRECTORS

Board Structure

Our board of directors is currently composed of nine members. Our certificate of incorporation and bylaws provide that the number of our directors shall be one or more members, as determined from time to time by resolution of our board of directors.

Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class of directors whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meetings of stockholders to be held during the years 2014 for the Class III directors, 2015 for the Class I directors and 2016 for the Class II directors.

Information Regarding Nominees for Class II Directors

At the 2013 annual meeting, three Class II directors will be elected to the board of directors by the holders of common stock. Our nominating and corporate governance committee recommended, and our board of directors nominated, James C. Madden, Thomas F. Mendoza and Richard J. Campione as nominees for election as Class II directors at the 2013 annual meeting. Biographical information about each nominee is provided below. A discussion of the qualifications attributes and skills of each nominee that led our board of directors and our nominating and corporate governance committee to the conclusion that he should continue to serve as a director has been added following each nominee’s biography.

Messrs. Madden, Mendoza and Campione have agreed to serve if elected, and management has no reason to believe that either nominee will be unavailable to serve. In the event one of the nominees is unable or declines to serve as a director at the time of the 2013 annual meeting, proxies will be voted for any nominee who may be proposed by the nominating and corporate governance committee and designated by the present board of directors to fill the vacancy.

The following table sets forth the names, ages and positions of our director nominees as of April 2, 2013:

Name of Class II Nominees	Age	Position
James C. Madden(1)	51	Director
Thomas F. Mendoza(2)	62	Director
Richard J. Campione	49	Director

(1)	Member of the compensation committee; Chair of the nominating and corporate governance committee.
(2)	Member of the nominating and corporate governance committee.

James C. Madden has served as a member of our board of directors since January 2007. In January 2012, Mr. Mr. Madden co-founded Carrick Capital Partners, LLC, a private equity firm where he serves as Managing Director. Mr. Madden has served as Senior Advisor with Accretive LLC, a private equity firm since March 2011 and as a General Partner of Accretive, LLC from January 2007 to February 2011. He has also served as a member of the board of directors of several companies, including Genpact Limited, a business process and technology management provider, since January 2005, Accolade, Inc, an integrated health care services provider, since January 2007, Axiom Law, a provider of managed services for legal processes, since March 2011 and Mavenlink, Inc., a project management solutions provider, since October 2011. From January 2005 to January 2007, Mr. Madden was a Special Advisor to General Atlantic LLC, a private equity firm. Mr. Madden also served as Chief Executive Officer of Exult, Inc., a provider of outsourced human resource services, from November 1998 to October 2004, and as Exult, Inc.’s Chairman of the Board, from February 2000 to October 2004 and as its President, from November 1998 to May 2003. We believe that Mr. Madden possesses specific attributes that qualify him to serve as a member of our board of directors. Specifically, as the founder, Chief Executive Officer and Chairman of Exult, Inc., Mr. Madden possesses valuable operational and director experience leading a publicly traded company, and also brings the important perspective of running a company that was an external service provider of key business processes. We believe that perspective complements the technology-oriented background of most of our other board members. Mr. Madden also provides a formidable professional network, which has served us well. We also value Mr. Madden’s perspective as a director of a business process and technology management company.

Thomas F. Mendoza has served as a member of our board of directors since March 2011. Since March 2008, Mr. Mendoza has served as vice chairman of NetApp, Inc., a storage and data management solutions provider. From October 2000 to March 2008, Mr. Mendoza served as president of NetApp, Inc. Prior to March 2000, he served in various capacities at NetApp, Inc., including senior vice president, worldwide sales and marketing, senior vice president, worldwide sales and vice president, North American sales. We believe that Mr. Mendoza has specific attributes that qualify him to serve as a member of our board of directors. In particular, he brings to our board over thirty years of operational experience he gained from holding various executive positions at technology companies, including a publicly traded company. Mr. Mendoza has also served as a director of many other technology companies. We believe that Mr. Mendoza’s strong mix of operational experience and deep understanding of the technology industry adds to our board’s collective level of expertise, skill and qualifications. Mr. Mendoza also brings an important customer prospective to our board of directors as the Vice Chairman of one of our largest customers.

Richard J. Campione has served as a member of our board of directors since November 2012. Mr. Campione has served as advisor and consultant at Campione Consulting since September 2011, including providing consulting services for us since November 2012. During this time, he also served as the Senior Vice President of Engineering at C3, LLC, an enterprise energy management software company, from January 2012 until March 2012. Prior to that, Mr. Campione was with SAP AG, a provider of software solutions from June 2005 until September 2011, most recently serving as an Executive Vice President. He also serves as a member of the board of directors of several companies, including, since 2012, Biome Analytics, Inc., a provider of business software and analytics to health care service providers and since 2011, WinShuttle, LLC, a provider of business software. We believe that Mr. Campione is well qualified to serve as a member of our board of directors. He has decades of experience in the technology industry and has strong technical and business experience earned in senior executive positions managing SaaS engineering, operations, marketing and sales organizations for Fortune 500, mid-sized and start-up technology companies. In addition, Mr. Campione specializes in helping companies use software to drive better business results, which brings an invaluable perspective to our business.

Information Regarding Directors Not Standing for Re-Election

The following table sets forth the names, ages and positions of our directors not standing for re-election as of April 2, 2013:

Name	Age	Position
Class I Directors (term expires 2015)
Bruce W. Dunlevie	56	Director
Barry D. Reynolds(1)	51	Director
Robert G. Ashe	54	Director

Class III Directors (term expires 2014)
Steven M. Cakebread(1)(2)	61	Director
Marc F. McMorris(1)(2)	44	Director
Michael A. Smerklo	43	Chief Executive Officer and Chairman of the Board

(1)	Member of the audit committee
(2)	Member of the compensation committee

Bruce W. Dunlevie has served as a member of our board of directors since December 2004. Since May 1995, Mr. Dunlevie has been a General Partner of Benchmark Capital, a venture capital firm. He has also served as a member of the board of directors of Rambus Inc., a technology licensing company, from March 1990 to June 2011. From October 2003 to October 2007, Mr. Dunlevie was a member of the board of directors of Palm, Inc., a provider of mobile products. We believe that Mr. Dunlevie possesses specific attributes that qualify him to serve as a member of our board of directors. In particular, Mr. Dunlevie is a longstanding member of our board of directors with a deep understanding of our business and our customer base, and he has extensive experience as an investor in technology companies on behalf of Benchmark Capital. Mr. Dunlevie brings the experience of having served on the board of several other technology companies. In addition, his professional network has given us access to numerous prospective customers.

Barry D. Reynolds has served as a member of our board of directors since January 2003. Since January 1998, Mr. Reynolds has been a General Partner of Housatonic Partners, a private equity firm. He also serves as a member of the board of directors of ProService Hawaii, human resources administration company and Onsite Health, Inc., a provider of mobile healthcare. We believe that Mr. Reynolds possesses specific attributes that qualify him to serve as a member of our board of directors. Mr. Reynolds has served as a member of our board of directors longer than any other non-management director and has a thorough understanding of our business as it has evolved over time. Mr. Reynolds also brings valuable insight as an experienced investor on behalf of his private equity firm, Housatonic Partners, and as a respected business leader.

Robert G. Ashe has served as a member of our board of directors since March 12, 2013. Mr. Ashe was most recently General Manager of Business Analytics at IBM, a position from which he retired in January 2012. Mr. Ashe worked at IBM from 2008 until his retirement. Prior to that, Mr. Ashe was President, Chief Executive Officer and Director of Cognos, a business intelligence and performance management company. He worked at Cognos from 1984 until 2008 when Cognos was acquired by IBM, holding various executive positions, including Chief Financial Officer. Mr. Ashe is also a Chartered Accountant in Canada. We believe that Mr. Ashe is qualified to serve on our board of directors. He is an industry veteran with extensive experience in the technology sector and has intimate knowledge of how to grow innovative and market-leading businesses. Mr. Ashe also brings valuable operational expertise as the former chief executive officer of a successful technology company.

Steven M. Cakebread has served as a member of our board of directors since January 2010. Since April 2013, Mr. Cakebread has served as Chief Accounting Officer and Chief Financial Officer of D-Wave Systems Inc., a quantum computing company. From March 2010 to December 2012, Mr. Cakebread served as Chief Financial Officer of Pandora Media, Inc., a provider of personalized internet radio and music discovery services. He also serves as a member of the board of directors of Solar Winds, Inc., a provider of information technology management software, since January 2008. From August 2009 to March 2010, Mr. Cakebread was a Principal with J. Stevens & Co. LLC, a consulting company. From February 2009 to December 2009, Mr. Cakebread served as Senior Vice President, Chief Accounting Officer and Chief Financial Officer of Xactly Corporation, a provider of on-demand sales performance management software. Mr. Cakebread also served as President and Chief Strategy Officer of salesforce.com, inc., a CRM service provider, from March 2008 to February 2009, and as salesforce.com, inc.’s Chief Financial Officer from May 2002 to March 2008. From April 1997 to April 2002, Mr. Cakebread served as Senior Vice President and Chief Financial Officer at Autodesk, a software company. We believe that Mr. Cakebread possesses specific attributes that qualify him to serve as a member of our board of directors. In particular, Mr. Cakebread has deep experience in the software industry, including software-as-a-service, which gives him a strong expertise on our business model and a valuable understanding of a large segment of our customer base. Mr. Cakebread also possesses financial expertise due to his experience as Chief Financial Officer at several technology companies and his past service as director of other technology firms.

Marc F. McMorris has served as a member of our board of directors since January 2007. Since January 2012, Mr. McMorris has served as Managing Director of Carrick Capital Partners, LLC, a private equity firm. From August 1999 to December 2011, he served in various leadership positions at General Atlantic LLC, a private equity firm, including Managing Director from 2003 to 2011 and Principal from 1999 to 2003.

Mr. McMorris has also served as a member of the board of directors of SSA Global Technologies, Inc., an enterprise software company, from 2003 to 2006. From May 1998 to August 1999, he served as a Vice President in the High Technology Group at Goldman Sachs & Co, an investment banking and securities firm, and as an Associate in the same group from June 1996 to May 1998. We believe Mr. McMorris possesses specific attributes that qualify him to serve as a member of our board of directors, including his overall knowledge of public markets and the technology industry, and his experience as an investor in numerous other private and public companies, including technology firms. Mr. McMorris also has many professional relationships in the technology industry and those relationships have proven highly valuable in providing us access to prospective customers.

Michael A. Smerklo has served as our Chief Executive Officer since January 2003 and as Chairman of our board of directors since November 2008. Prior to joining us, Mr. Smerklo served as Director of Business Development at Opsware, Inc., a software company, from 2000 to 2001. From 1998 to 2000, he served as an Associate at Morgan Stanley & Co. LLC, a financial services firm. We believe that Mr. Smerklo possesses specific attributes that qualify him to serve as a member of our board of directors. Specifically, as our founder and the longest serving member of our board of directors, Mr. Smerklo possesses a deep understanding of our business as it has evolved over time. Of particular value is the operational experience and perspective he brings as our Chief Executive Officer. We believe Mr. Smerklo is a highly regarded leader in the service revenue management industry and that his operational experience greatly enhances the overall skill set of our board.

Required Vote

Our Class II directors elected to the board of directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors. In other words, the three nominees receiving the highest number of “FOR” votes will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld (as indicated on the proxy card), for the election of Messrs. Madden, Mendoza and Campione.

Recommendation

Our board of directors recommends a vote “FOR” the election to the board of directors of each of James C. Madden, Thomas F. Mendoza and Richard J. Campione as a Class II director.

PROPOSAL NUMBER 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, was enacted on July 21, 2010. As required by the Dodd-Frank Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

The say-on-pay vote is advisory, and therefore not binding on us or our compensation committee or board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation disclosed in this proxy statement, we will consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

Compensation Philosophy and Programs

Our executive compensation programs are designed to attract, retain and motivate top-level executive talent and to provide compensation levels and structures that are both fiscally responsible and competitive within our industry and geography. Through our compensation programs, we strive to create a culture in which executive compensation aligns with our pay-for performance business model by rewarding our executives for results that benefit us, our customers and our stockholders. In line with our overall pay-for-performance philosophy, our practice has been to make a significant portion of an executive’s total compensation performance-based, so that the executive will be rewarded through bonuses and equity if we perform well in the near term and over time. Please refer to the “Executive Compensation—Compensation Discussion and Analysis” section for a detailed discussion of out executive compensation practices and philosophy.

Our board of directors believes that our current executive compensation program has been effective at linking executive compensation to our performance and aligning the interests of our named executive officers with those of our stockholders. We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that ServiceSource stockholders approve, on an advisory basis in a non-binding vote, the compensation of the named executive officers as disclosed in ServiceSource’s proxy statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

Required Vote

The affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to approve, on an advisory basis, the compensation awarded to named executive officers for the year ended December 31, 2012. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Recommendation

Our board of directors recommends a vote “FOR” the approval of the compensation of each named executive officer, as disclosed in this proxy statement.

PROPOSAL NUMBER 3

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP, as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2013. During 2012, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain audit-related services.

Notwithstanding its selection of PricewaterhouseCoopers LLP—and even if our stockholders ratify the selection—our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in our best interests and in the best interests of our stockholders. Our audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the appointment is not ratified by our stockholders, our audit committee may reconsider whether it should appoint another independent registered public accounting firm.

Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013 requires the affirmative “FOR” vote of a majority of the shares present, represented, and entitled to vote on the proposal. Unless marked to the contrary, executed proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

Recommendation

Our board of directors recommends a vote FOR the ratification of the selection of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013.

* * * * *

Principal Accounting Fees and Services

The following table sets forth the aggregate fees for audit services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2012 and December 31, 2011:

	2012	2011
Audit fees(1)	$994,500	$973,374
Audit-related fees(2)	—	—
Tax fees(3)	389,753	665,186
All other fees(4)	2,600	—

Total fees	$1,386,853	$1,638,560

(1)

Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of our quarterly consolidated financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory audit and regulatory filings or engagements. Fees for 2011 also include fees associated with our filings on Form S-1 and Form S-8 related to our initial public offering and follow-on public offering including comfort letters, consents and review of other items related to SEC matters.

(2)	Consists of fees billed for professional services rendered for consultations concerning financial accounting and reporting standards.
(3)	Consists of fees billed for professional services for tax compliance and tax advice.
(4)	For 2012, consists of a subscription for a proprietary reference library.

Pre-Approval of Audit and Non-Audit Services

Our audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee pre-approves services provided by the independent registered public accounting firm pursuant to its audit committee charter.

Report of the Audit Committee

The audit committee assists the board of directors in fulfilling its oversight responsibility over our financial reporting process. It is not the duty of the committee to plan or conduct audits or to prepare our financial statements. Management has the primary responsibility for preparing the financial statements and assuring their accuracy, effectiveness and completeness. Management is also responsible for the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for auditing our financial statements and internal control over financial reporting and expressing its opinion as to whether the statements present fairly, in accordance with accounting principles generally accepted in the United States, our financial condition, results of operations and cash flows. However, the audit committee does review and discuss the financial statements with management and the independent registered public accounting firm prior to the presentation of financial statements to our stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs.

Unless the committee has reason to question its reliance on management or the independent registered public accounting firm, the members of the committee necessarily rely on information provided to them by and on the representations made by management and the independent registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles. Furthermore, the audit committee’s authority and oversight responsibilities do not independently assure that the audits of our financial statements have been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the financial statements are presented in accordance with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the independent registered public accounting firm to review our audited 2012 consolidated financial statements (including the quality of our accounting principles). Management represented to the committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee consulted with management and the independent registered public accounting firm prior to approving the presentation of the audited 2012 consolidated financial statements to stockholders. The committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, (AICPA, Professional Standards, Vol. 1, AU Section 380), as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has discussed with the independent accountant the independent accountant’s independence from us and our management. As part of that review, the committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. Based on the reviews and discussions referred to above, the audit committee recommended to the board, and the board approved, our audited consolidated financial statements for the year ended December 31, 2012 for filing with the Securities and Exchange Commission as part of the Company’s Annual Report on Form 10-K. The committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Members of the Audit Committee

Steven M. Cakebread (Chair)

Marc. F. McMorris

Barry D. Reynolds

The Report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing by ServiceSource under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent ServiceSource specifically incorporates the Report of the Audit Committee by reference therein.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with us, and other biographical information as of April 2, 2013, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Michael A. Smerklo	43	Chief Executive Officer and Chairman of the Board
Ashley F. Johnson(1)	41	Chief Financial Officer
Robert J. Sturgeon	51	Chief Operating Officer & Executive Vice President of Managed Services
Natalie A. McCullough	40	Executive Vice President & General Manager of Professional Services & Support
Christine A. Heckart	47	Chief Marketing Officer
John J. Boucher	49	Executive Vice President of Worldwide Sales
Jay R. Ackerman	45	Chief Renewals Officer and Executive Vice President Customer Success
Raymond M. Martinelli	54	Chief People Officer
Paul D. Warenski	48	Executive Vice President & General Counsel

(1)	Ms. Johnson was appointed the Chief Financial Officer of the Company on March 8, 2013.

Michael A. Smerklo. For a brief biography of Mr. Smerklo, please see “Information Regarding Directors Not Standing for Re-Election.”

Ashley F. Johnson has served as our Chief Financial Officer since March 8, 2013. Prior to that, she served as our Senior Vice President of Finance beginning in September 2010. Prior to joining the Company, Ms. Johnson was a co-founder of GreenAtom LLC, a recruitment consulting firm focused on the cleantech industry, from February 2009. From July 2007 to February 2009, Ms. Johnson was a partner at Continuum Capital Partners, a private equity firm. Ms. Johnson was a Principal with General Atlantic, a global growth equity investment firm, from March 2002 through July 2007. She was a Senior Associate with Morgan Stanley Technology Ventures, a venture investment entity with the investment banking division, from March 2001 to March 2002. Ms. Johnson was a Director of Strategy and Corporate Development for Ariba, a cloud-based procurement software company, from January 2000 to March 2001. She was an investment banker in the technology corporate finance division of Morgan Stanley from April 1996 to January 2000.

Robert J. Sturgeon has served as our Chief Operating Officer & Executive Vice President of Managed Services since January 2013. Prior to that, he served as our Chief Delivery Officer beginning in November 2010 and Executive Vice President, Client Delivery before that, beginning in January 2009. He served as our Worldwide Executive Vice President, Client Operations from October 2007 to December 2008. Prior to joining us, Mr. Sturgeon served as Executive Vice President and General Manager of the Security Products Group for Juniper Networks, Inc., an information technology and computer networking products company, from August 2005 to May 2007, and as Juniper Networks, Inc.’s Vice President, Worldwide Customer Service from December 2001 to August 2005. Mr. Sturgeon also served as Vice President of Customer Service for Lucent Technologies, Inc., a provider of solutions to deliver voice, data and video communication services, from May 2000 to December 2001.

Natalie A. McCullough has served as our Executive Vice President & General Manager of Professional Services & Support since January 2013. Prior to that, Ms. McCullough served as our Chief Marketing Officer beginning in November 2010 and Executive Vice President of Marketing before that, beginning in June 2010. She served as our Senior Vice President, Go To Market, from June 2009 to June 2010, our Senior Vice President of Sales Effectiveness, from March 2008 to June 2009, our Vice President of Sales Effectiveness, from

December 2007 to March 2008, and our Vice President of Strategy Operations from August 2006 to December 2007. Prior to joining us, Ms. McCullough served as an Associate Principal at McKinsey & Company, a management consulting firm, where she worked from August 2000 to December 2005.

Christine A. Heckart has served as our Chief Marketing Officer since July 27, 2012. From 2010 to 2012, she was the Chief Marketing Officer at NetApp, Inc., a leading provider of data storage and management solutions. Ms. Heckart served as General Manager for the TV, video and music business of Microsoft Corporation, a developer of software, services, and hardware, from 2005 to 2010; and she led global marketing at Juniper Networks, Inc., a provider of network infrastructure solutions, from 2002 to 2005. She was President at TeleChoice, Inc, a consulting firm specializing in business and marketing strategies, from 1995 to 2002.

John J. Boucher has served as our Executive Vice President of Worldwide Sales since August 2011. Prior to joining us, Mr. Boucher served in various management positions at Oracle Corporation, an enterprise software company, including Senior Vice President, North America Applications from 2005 to 2011, Group Vice President, North America East Commercial—Applications from 2002 to 2005 and Area Vice President, Northeast General Business—Applications from 1997 to 2002.

Jay R. Ackerman has served as our Chief Renewals Officer and Executive Vice President Customer Success since January 2013. Prior to that, he served as Chief Services Officer beginning in December 2009. He served as our Executive Vice President of Client Care from December 2005 to November 2009. Prior to joining us, Mr. Ackerman served as Chief Executive Officer and President of WNS North America Inc., a business processing outsourcing company, from 2003 to 2005. From 1999 to 2003, Mr. Ackerman served as Vice President Client Accounts and Sales for Exult, Inc., a provider of business services related to human resource and business process outsourcing.

Raymond M. Martinelli has served as our Chief People Officer since November 2010. Prior to that, Mr. Martinelli was our Executive Vice President of Human Resources since April 2006. Prior to joining us, Mr. Martinelli served as the Senior Vice President of Human Resources for Macromedia, Inc., a provider of web publishing products and solutions, from 2005 to 2006, before it was acquired by Adobe Systems Incorporated. From 2000 to 2005, Mr. Martinelli served as the Vice President of Human Resources for Juniper Networks, Inc., an information technology and computer networking products company.

Paul D. Warenski has served as our Executive Vice President and General Counsel since May 2012. Prior to that, Mr. Warenski served as our Senior Vice President and General Counsel since May 2008. Prior to joining us, Mr. Warenski served as Senior Vice President and General Counsel of BenefitStreet, Inc., a provider of technology solutions and other services for corporate benefit plans, from June 2007 to November 2007. From March 2006 to May 2007, Mr. Warenski served as Senior Vice President and General Counsel of Intraware, Inc., a software-as-a-service company. Prior to that, Mr. Warenski served as Senior Vice President, General Counsel, and Secretary of Commerce One, Inc., an e-commerce software company, which filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in October 2004, serving as the Responsible Person for Commerce One in its bankruptcy proceeding. Prior to becoming General Counsel of Commerce One in September 2004, Mr. Warenski served at Commerce One as Associate General Counsel and Senior Counsel, beginning in February 2001. Mr. Warenski also was an associate, and later a partner, at the law firm of Schachter, Kristoff, Orenstein and Berkowitz in San Francisco, from 1996 to 2000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2012 should be read together with the compensation tables and related disclosures presented below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

For 2012, our named executive officers were:

•	Michael A. Smerklo, our Chief Executive Officer and Chairman of the Board;

•	David S. Oppenheimer, our previous Chief Financial Officer;

•	Robert J. Sturgeon, our Chief Operating Officer and Executive Vice President of Managed Services;

•	Natalie A. McCullough, our Executive Vice President & General Manager of Professional Services & Support; and

•	Christine A. Heckart, our Chief Marketing Officer;

Objectives and Principles of Our Executive Compensation

Our compensation philosophy is based on the following objectives and principles:

•	attract, retain and motivate top-level executive talent;

•	provide compensation levels and structures that are both fiscally responsible and competitive within our industry and geography;

•	create a culture in which executive compensation aligns with our overall philosophy and pay-for-performance business model;

•	maintain simplicity, transparency and ease of administration; and

•	align the interests of our management team and shareholders by providing equity incentives, while avoiding unreasonable levels of shareholder dilution.

Compensation Decision Process

Role of the Board of Directors and Compensation Committee. We established our compensation committee several years ago to assume responsibility for executive compensation matters. Our board of directors formally approved a charter for our compensation committee in November 2008, and we adopted a new charter in connection with our initial public offering to comply with the applicable rules and regulations of a public company listed on The NASDAQ Global Market. In the past several years, including 2012 and 2013, our compensation committee has begun discussions with our independent compensation consultant in late November for the upcoming fiscal year, and has met and formally approved compensation decisions with respect to our executive officers after several weeks of consideration, including approval of cash incentive bonus payments based on the results of the previously completed year. For a description of the composition of our compensation committee, see “Corporate Governance and Board of Directors—Board Committees—Compensation Committee.”

Role of Executive Officers. Our compensation committee generally seeks input from our Chief Executive Officer and our Chief People Officer when discussing executive performance and compensation levels for named executive officers (other than their own compensation). Our Chief People Officer has the responsibility of advising the compensation committee and coordinating with third-party compensation advisors. The compensation committee also works with our Chief Financial Officer to evaluate the financial, accounting and tax implications, and with our General Counsel who advises on legal matters, regarding our various compensation programs. None of our named executive officers participates in deliberations regarding his or her own compensation. Our compensation committee charter also specifies that our compensation committee deliberates and determines compensation decisions related to our Chief Executive Officer in executive session, outside of the presence of the Chief Executive Officer.

Role of Compensation Advisors. For 2012, our compensation committee retained Compensia, an independent compensation consulting firm, to provide advice to the compensation committee with respect to executive compensation decisions and comparison benchmarking. Working with management, Compensia met with our compensation committee and provided various data and recommendations. Our compensation committee also retained Compensia to provide advice for the compensation decisions with respect to 2013. Our compensation committee retains the authority to retain and dismiss any compensation consultants pursuant to its charter.

Benchmarking. Given that we compete for executive officer talent with companies in the technology sector and companies that provide other professional services, we rely on certain compensation benchmarking in making our compensation decisions. To determine what constitutes competitive compensation, we engaged Compensia to benchmark our cash and equity compensation levels for each executive. Among other activities, Compensia:

•	assisted us in identifying a group of peer companies for purposes of benchmarking our levels of compensation;

•	gathered and analyzed compensation data from those peer companies as well as from other available compensation surveys; and

•	assisted us in structuring awards as part of the equity incentive element of our compensation program, including assisting us in establishing appropriate amounts for equity incentive awards.

Compensia commenced its analysis by conducting a survey of compensation data and practices at public technology companies comparable to us with respect to size, complexity, financial performance and stage of development. Based on this analysis, Compensia recommended a group of peer companies for purposes of benchmarking our levels of executive compensation. For 2012, based upon Compensia’s recommendations, our compensation committee considered the following as our peer companies:

• Advent Software	• Aruba Networks

• Blue Coat Systems	• Dealer Track Holdings

• Fortinet	• Kenexa

• NetSuite	• QuinStreet

• RightNow Technologies	• SuccessFactors

• Synchronoss Technologies	• Taleo

• TiVo	• Ultimate Software Group

• Websense

Compensia gathered and evaluated our compensation levels relative to compensation data from the public filings of the peer companies listed above. In addition, Compensia compared our compensation practices to compensation data from the Radford High-Technology Executive Survey, including data from (i) software companies with revenue between $100 million and $500 million (with a median of $226 million) and (ii) a blend of two sub-sets of high technology companies, some with revenue between $50 million and $200 million, and others with revenue between $200 million and $500 million (with a median of $244 million).

Using the data provided by Compensia, we then determined individual compensation for each executive. Although our practice has been to benchmark to the fiftieth percentile of our peer companies, we did not automatically tie compensation to that benchmark level for each member of our executive management team. Rather, we considered a number of individualized factors that are unique to our business, including individual performance, skill set, industry knowledge and experience, prior employment history, compensation at previous companies, recruiting efforts and negotiations, retention risk and an executive’s overall compensation level relative to his or her peers.

Our Compensation Programs

The four elements of our executive compensation package are base salary, variable incentive pay, equity-based rewards and employee-benefits programs. We view these components of compensation as related in reviewing the total compensation packages of our executive officers. We determine the appropriate level for each compensation component based in part, but not exclusively, on information from analysis of third-party compensation surveys consistent with our recruiting and retention goals, our view of internal equity and consistency and overall company and individual performance. We compete with many other companies in seeking to attract and retain a skilled workforce, particularly companies in the technology sector. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. However, in line with our overall pay-for-performance philosophy of rewarding our employees for results that benefit us and our customers, the compensation committee’s practice has been to make a significant portion of an employee’s total compensation performance-based, so that the employee will be rewarded through bonuses and equity if we perform well in the near term and over time. We also believe that, for technology companies, stock-based compensation continues to be a primary motivator in attracting employees.

On Target Earnings—Base Salary and Variable Incentive Compensation. When analyzing the cash compensation of our executive leadership team, we have viewed the total cash compensation of base salary plus the variable incentive plan compensation as the on target earnings for each of such executive officers. In analyzing this figure, we assume that we will meet the targets necessary for our executives to earn their on target bonuses. For 2012, we analyzed these on target cash earnings as the benchmark by which to measure our named executive officers’ compensation compared to the comparable positions of our peer companies. Overall, for 2012, Messrs. Smerklo, Oppenheimer and Sturgeon and Mmes. McCullough and Heckart as a group have ranged from the twenty-seventh to the one-hundredth percentiles when their on target cash earnings are compared to our peer companies. Given our age as a company, our size and our results of operations, and the competitive market for high-caliber executive talent in the San Francisco Bay Area—particularly in certain strategic roles—we believe that the on target earnings for our named executive officers were reasonable and appropriate for 2012.

Base Salary. We establish base pay that is both reasonable and competitive in relation to the market, including the benchmarking data described above. We regularly monitor competitive base pay levels and make adjustments to base pay as appropriate. In general, a named executive officer’s base pay level should reflect the executive’s overall performance and contribution to us over time. We also seek to structure competitive base pay for our named executive officers based upon applicable market data analysis. As described below, we design base pay to provide the ongoing reward for each named executive officer’s work and contribution and to be competitive in attracting or retaining the executive. We do not provide automatic salary increases for our executive team. Once base pay levels are initially determined, however, we conduct salary reviews each year based upon current market data and the executive’s specific performance achievements. We also take into account salary levels for their retention effect. Salaries are also determined based on negotiations with our executive officers, in particular when we are trying to hire a new executive officer and we must be competitive. We believe this pay-for-performance approach reflects our cultural values and our business model.

The following are the effective annual base salaries for each of our named executive officers for 2011 and 2012:

Executive Officer	Annual Base Salary(1)
	2011	2012
Michael A. Smerklo	$450,000	$472,500
David S. Oppenheimer	$307,500	$322,750
Robert J. Sturgeon	—	$275,000
Natalie A. McCullough	—	$260,000
Christine A. Heckart	—	$350,000

(1)

Reflects effective annual base salary. Actual amounts earned vary for those named executive officers that either joined or departed during the years specified as described above. Data not provided for any period in which an individual was not a named executive officer.

For the 2012 base salary compensation decisions, Messrs. Smerklo and Oppenheimer and Ms. McCullough received increases in their base salaries as a result of the compensation committee’s acknowledgement of a mix of continued effective performance and the benchmarking analysis reflected above. Also, as Ms. Heckart started with us in 2012, her initial base salary reflects market benchmarking and negotiations prior to her agreement to join us.

Variable Pay. Consistent with our pay-for-performance philosophy, we link a significant portion of our named executive officers’ cash compensation to individual and company performance. We design our variable pay programs to provide reasonable and competitive earnings potential relative to our industry and geography. For most of our named executive officers, we have implemented our corporate incentive bonus program as a motivational tool to achieve and exceed individual and company goals by paying for outstanding results. Our variable pay programs are typically based on a formulaic assessment of our financial performance, giving consideration to an assessment of each individual’s performance. Our programs are designed to avoid entitlements, and to align actual payouts with actual results based on clearly understood metrics.

Our compensation committee reviews the structure and design of our variable pay plans on an annual basis, typically at the beginning of each year. The overall business plan and related goals of our variable pay plans will be determined at the start of the year, typically in February.

2012 Corporate Incentive Bonus Plan. In February 2012, our compensation committee approved the 2012 Corporate Incentive Plan, to which we refer as the 2012 CIP. Messrs. Smerklo, Oppenheimer and Sturgeon as well as Mmes. McCullough and Heckart are the named executive officers eligible to participate in the 2012 CIP. For Messrs. Smerklo, Oppenheimer and Sturgeon and Mmes. McCullough and Heckart, the 2012 CIP bonus targets are set forth as a percentage of base salary, which range from approximately 50% to approximately 82%. The following are the target bonuses at 100% funding for each named executive officer under the 2012 CIP: Mr. Smerklo: $315,000; Mr. Bizzack: $250,000; Mr. Oppenheimer: $177,513; Mr. Sturgeon: $225,000; Ms. McCullough: $130,000; and Ms. Heckart: $72,917 (on a prorated basis, based on her mid-year starting date).

The 2012 CIP was designed with semi-annual payments, with up to 35% of the annual bonus payable for the first half of the year and the rest, including any overachievement payments, payable after completion of the full year. Funding for the 2012 CIP was based upon our achieving certain revenue targets, subject to a minimum level of EBITDA. The minimum revenue threshold for funding the plan was $240 million, representing 96% of the 2012 target of $250 million and the EBITDA minimum was $16 million, representing 80% of the 2012 target of $20 million.

The following table reconciles our targeted net income to the EBITDA target for the 2012 CIP of $20 million for the year ended December 31, 2012:

Targeted net loss	$(7.3) million
Adjusted for:
Stock-based compensation	17.6
Depreciation and amortization	12.9
Interest and other, net	0.1
Income tax provision	(3.2)
Adjusted EBITDA Target	$20.0 million

To fund the 2012 CIP, we were required to meet at least 80% of the EBITDA target for the applicable period. Assuming 80% of the EBITDA target were reached, we would fund the bonus pool based upon the level of revenue achieved, as shown in the table below.

Revenue Target Achievement	2012 CIP Funding Percentage
Below 96%	No Payout
≥96%	50%
≥97%	70%
≥98%	85%
≥99%	95%
100%	100%

In addition, funding levels for the 2012 CIP were subject to adjustment in the event that we exceeded or did not meet a specified target that measures the collective annual value of our customer contracts, to which we refer as the annual contract value target, or ACV target. The ACV target we used to measure the 2012 CIP funding levels is an internal financial metric that we use for measuring certain customer contractual commitments based on a net recurring revenue amount in which we measure customer revenue gains offset by losses in the given measurement period. The actual 2012 ACV target is confidential financial information to us, such that the disclosure of this metric would cause us competitive harm. We believe the ACV target is challenging because it requires achieving exceptional sales results for 2012. We added this component to the 2012 CIP in order to incentivize our management to drive customer acquisition, retention and growth.

Falling short of or exceeding the ACV target, would have modified funding of the 2012 CIP as shown in the table below.

ACV Target Achievement	ACV Modifier
Below 92%	.75x
<96% but ≥92%	94x-.75x (linear)
<100% but ≥ 96%	.99x-.95x (linear)
100%	No Modifier
>100% but ≤103%	.01x-1.1x (linear)
>103% but ≤105%	1.11-1.15x (linear)
>105% but ≤107%	1.16x-1.25x (linear)
>107%	1.25x

The 2012 CIP allowed for additional upside payments in the event certain annual revenue targets for full year 2012 were achieved, subject to the following conditions:

•	achievement of 100% of our EBITDA target for the full year in order to make any upside payments;

•	upside payments were capped at 150% of 2012 CIP;

•	no more than half of EBITDA overachievement could be spent on bonuses under the 2012 CIP; and

•	upside payments determinable based on the full year 2012 results after the completion of the year.

Subject to those conditions, the potential upside payments under the 2012 CIP were as follows:

Annual Revenue Target Overachievement	Annual 2012 CIP Funding Percentage
102%	110%
104%	120%
105%	125%
106%	130%
108%	140%
110% and above	150%

For purposes of the 2012 CIP, bonuses were paid semi-annually, subject to our achieving the necessary revenue targets and minimum EBITDA thresholds. Under the 2012 CIP, individual bonus payments were calculated as follows for each bonus period, with any payment for the first half of the year taken into account with respect to the payment for the full year:

(% Company Bonus Pool Funded) × (% Individual Performance Goal Achieved During the Plan Measurement Period) ×

(Individual Salary × % Individual Semi-Annual Bonus) = Employee Payment

We made semi-annual bonus payments to the participating named executive officers and to other 2012 CIP participants in August 2012 and in February 2013. For 2012, we achieved approximately 77% of the 2012 CIP revenue target and 105% of the 2012 CIP EBITDA target. We therefore funded the bonus pool at approximately a 58% level in accordance with the plan.

For the targets related to the specific named executive officers under the 2012 CIP, see “Executive Compensation—Grants of Plan-Based Awards” and for the payments made under the 2012 CIP for each named executive officer, see “Executive Compensation—Summary Compensation Table.”

In March 2013, the compensation committee approved the 2013 Corporate Incentive Plan, referred to as the 2013 CIP. The 2013 CIP applies to all of our senior and non-commissioned employees, including our named executive officers. For each of the named executive officers, 2013 bonus targets are set as a percentage of base salary, as they were in 2012. Those percentages range from 50% to 69%. The target bonuses for our named executive officers are as follows at 100% funding under the 2013 CIP: Mr. Smerklo, $315,016; Ms. Heckart, $175,000; Mr. Sturgeon, $224,250; and Ms. McCullough, $150,000. Mr. Oppenheimer left the Company in March 2013 and therefore will not participate in the 2013 CIP.

As with the 2012 CIP, the 2013 CIP was designed with semi-annual payments, with up to 35% of the annual bonus payable for the first half of the year and the rest, including any overachievement payments, payable after completion of the full year. Similar to the 2012 CIP, funding for the 2013 CIP is based upon our achieving certain targets, subject to a minimum level of EBITDA. Unlike the 2012 CIP, however, the 2013 CIP is based upon four separately weighted targets, as opposed to a single revenue target. The four targets under the 2013 CIP are revenue, net annual contract value (Net ACV), gross margin, and employee retention. The weighting for each target is as follows: revenue (40%); Net ACV (30%); gross margin (20%); and employee retention (10%).

To fund the 2013 CIP, we are again required to meet at least 80% of the EBITDA target for the applicable period. Assuming we reach 80% of the EBITDA target, we would fund the bonus pool based upon the level of achievement against each of the four targets as illustrated in the tables below.

REVENUE GROWTH (40% Weighting)

Revenue Growth Achievement	Illustrative Revenue Growth Funding Levels
≥Target Plus 6% Points	150% (Maximum funding level)
Target Plus 3% Points	130%
Target Plus 2% Points	120%
Target Plus 1% Point	110%
Target Revenue Growth Rate Percentage	100%
Target Minus 1% Point	98%
Target Minus 2% Points	95%
Target Minus 3% Points	90%
<Target Minus 9% Points	No Payment for Revenue Growth

NET ACV GROWTH ATTAINMENT (30% Weighting)

Net ACV Growth Achievement	Illustrative Revenue Growth Funding Levels
≥Target Plus 5% Points	150% (Maximum funding level)
Target Plus 3% Points	115%
Target Plus 2% Points	105%
Target Plus 1% Point	102%
Target Net ACV Growth Rate Percentage	100%
Target Minus 1% Point	98%
Target Minus 2% Points	95%
Target Minus 3% Points	90%
<Target Minus 9% Points	No Payment for Net ACV Growth

GROSS MARGIN (20% Weighting)

Gross Margin Achievement	Illustrative Gross Margin Funding Levels
≥Target Plus 5% Points	125% (Maximum funding level)
Target Plus 3% Points	115%
Target Plus 2% Points	110%
Target Plus 1% Point	105%
Target Gross Margin Percentage	100%
Target Minus 1% Point	95%
Target Minus 2% Points	90%
Target Minus 3% Points	85%
<Target Minus 5% Points	No Payment for Gross Margin

EMPLOYEE RETENTION (10% Weighting)

Employee Attrition Rate	Illustrative Employee Retention Funding Levels
≥Target Minus 10% Points Attrition	125% (Maximum funding level)
Target Minus 8% Points Attrition	120%
Target Minus 4% Points Attrition	110%
Target Minus 2% Points Attrition	105%
Target Employee Attrition Rate	100%
Target Plus 2% Points Attrition	95%
Target Plus 4% Points Attrition	90%
Target Plus 8% Points Attrition	80%
>Target Plus 10% Points Attrition	No Payment for Employee Retention

Any upside payments under the Plan will be subject to the following limitations:

•	The Company must achieve 100% of its EBITDA target for the year in order to make upside payments;

•	Upside payments cannot exceed 150% of plan for revenue and Net ACV, and 125% for gross margin and employee retention; and

•	No more than 50% of EBITDA overachievement may be spent on bonuses under the Plan.

While the revenue, Net ACV, gross margin, employee retention and EBITDA targets were all set in March 2013, the disclosure of these targets at this early stage of the year would cause competitive harm to us. We believe these targets are challenging because they require meaningful growth and success throughout our business for 2013.

Equity-Based Rewards. We design our equity programs to be both responsible and competitive in relation to the market. We monitor the market and applicable laws and regulations and adjust our equity programs as appropriate. Stock options and restricted stock units are designed to reflect and reward a high level of sustained individual performance over time, as reflected in improved overall company value. As described in more detail below, we design equity-based compensation to help retain talent over a period of time and to provide named executive officers with a long-term reward that aligns their interests with those of our stockholders.

We historically have used stock option grants as the primary vehicle for equity compensation to our named executive officers and other employees. In order to promote the long-term incentive and retention features of equity compensation, we have typically issued our stock option grants subject to our standard one-year cliff vesting and four year vesting schedule. Under the vesting schedule, 25% of the stock option becomes exercisable one year after a specified vesting commencement date, and then vesting occurs monthly thereafter over the remaining three year period, which we believe is a common default vesting term in the technology industry. On occasion, we have also granted stock options with non-standard vesting or early exercise features, mostly in case-by-case situations for senior and other employees or candidates in high demand.

After becoming a publicly traded company, we began using restricted stock units in addition to stock options for equity compensation, primarily to reduce the dilution associated with our equity compensation programs. We are able to grant fewer shares of stock but still incent our executive officers based on the fact that restricted stock units have value to the recipients in the absence of stock price appreciation. We have typically issued our restricted stock units subject to a four year vesting schedule. Under the vesting schedule, the restricted stock units vest in four equal annual installments beginning on a specified vesting commencement date.

We consider a number of factors to determine the size of all equity grants, including competitive market factors, named executive officer performance, retention value and a review of the named executive officer’s overall compensation package. Our compensation committee makes all equity grants.

Initial grants of stock options and restricted stock units upon hire are generally designed to attract experienced executives with established records of success and help retain them over the long term. The size of new hire grants has been evaluated by our compensation committee in light of the Compensia-provided benchmarking data, and as a result of the negotiations with potential executive officers.

Subsequent grants to named executive officers are intended to ensure that equity compensation remains competitive within our industry group and geography. Named executive officers whose skills and results we deem essential to our long-term success are eligible to receive higher equity grants. The decision to make such grants has traditionally been based on rewarding performance, consistent with our pay-for-performance philosophy, and the equity ownership of our named executive officers in relation to the market surveys, taking into account the number of vested stock options and restricted stock units that our named executive officers hold, the strategic importance of the particular executive to our business, and the overall situation of our company.

On February 8, 2012, as part of the compensation committee’s overall review of executive compensation, the committee approved the grant of 750,000 time-based stock options and 500,000 shares of restricted stock to Mr. Smerklo.

300,000 of the shares of restricted stock are subject to service-based vesting, and will vest in equal installments of 75,000 on each of the first four anniversaries of the date of grant, subject to Mr. Smerklo’s continued service with the Company.

The remaining 200,000 shares of restricted stock are subject to performance-based vesting, and will vest as of the date on which the Company files its Annual Report on Form 10-K in respect of its fiscal year 2015, provided that the Company achieves revenue and annual contract value for its fiscal year 2015 that reflect 25% compounded annual growth as compared to fiscal year 2011, subject to Mr. Smerklo’s continued service with the Company. If the lower of the compounded annual percentage increase in either annual revenue or annual contract value (the “Lower Target Achievement”) is below 20% for the same period, none of the performance-based shares of restricted stock will vest. If the Lower Target Achievement is equal to 20%, half of the performance-based shares of restricted stock, or 100,000 shares will vest, and if the Lower Target Achievement is between 20% and 25%, the number of performance-based shares of restricted stock that will vest will be determined via straight line interpolation, such that between 100,000 and 200,000 shares will vest. In addition, in the event of certain terminations of employment following a change in control of the Company, then Company performance will be measured through the end of the fiscal quarter immediately preceding the change in control and the number of performance-based shares of restricted stock that vest will be determined as if Mr. Smerklo had remained with the Company through the 2015 vesting date.

With respect to the shares of restricted stock, Mr. Smerklo will generally have the rights of a Company stockholder, including voting rights, but any dividends or shares received in the event of a stock split or other event affecting the Company’s capitalization will be subject to the same restrictions as the related shares of restricted stock.

In approving this grant to Mr. Smerklo, the compensation committee considered the fact that Mr. Smerklo was significantly vested in his previous equity grants, and concluded that it was essential to create a meaningful long-term incentive for Mr. Smerklo to remain in his role as chief executive officer, particularly following our initial public offering. Consistent with our pay-for-performance philosophy, however, the compensation committee also sought to ensure that a significant portion of the award is tied directly to company success and shareholder value. Accordingly, the compensation committee established challenging targets for the vesting of 200,000 shares of restricted stock which, if achieved, should result in strong returns to shareholders.

In April 2012, our compensation committee also conducted an annual equity review for all non-executive employees, with emphasis on employees at the mid-to-senior level, in order to incent future performance and contributions to our company from our most talented non-executive employees.

Currently, we have no policy in place that requires us to grant equity compensation on specified dates. As noted above, we have traditionally made our equity grants to our newly-hired named executive officers at the next board meeting after they commence employment. Our compensation committee reviews equity compensation for incumbent executives annually, typically in early February of each year.

In February 2012, however, our board of directors adopted share ownership guidelines under which all named executive officers, along with other members of executive management, are expected to own and retain our shares with a value at least equal to their annual base salary or, in the case of our chief executive officer, at least three times the value of his annual base salary. For purposes of these ownership guidelines, vested but unexercised stock options are credited at a fifty-percent level, so that each unexercised vested stock option is treated as one half of a share of our stock. Executives who do not currently meet these guidelines are expected to meet them by February 2, 2015. Until they meet the ownership guidelines, those executives are expected to hold twenty-five percent of all stock options they exercise, and twenty-five percent of all restricted stock units in which they become vested, net of tax payments.

Our board of directors also adopted share ownership guidelines for directors in February 2012. Under those guidelines, our directors are expected to retain, so long as they remain active board members, at least fifty percent of the equity awards they have been granted over the course of their board service. As with the ownership guidelines for executives, vested but unexercised stock options are credited at a fifty-percent level, so that each unexercised vested stock option is treated as one half of a share of our stock.

Stock Option Exchange Program. On December 21, 2012, we made an offer to certain eligible employees working in the United States, Ireland and the United Kingdom to exchange their underwater options (meaning the exercise price of each of those stock options was greater than the per share fair market value of our common stock) for new options. Each tendered option was exchanged for a new option to purchase a reduced number of shares of our common stock equal to (a) the number of options exchange divided by (b) an exchange ratio. The number of new options was determined using exchange ratios based on the exercise price of the options being tendered as follows:

Exercise Price of Eligible Stock Option	Grant Date of Eligible Stock Option	Exchange Ratio
US$5.80	December 16, 2010	One (1) share for every 1.04 shares subject to the Exchanged Options

US$6.20	February 9, 2011	One (1) share for every 1.12 shares subject to the Exchanged Options

US$8.45	August 3, 2012	One (1) share for every 1.33 shares subject to the Exchanged Options

US$12.30	October 26, 2011	One (1) share for every 2.40 shares subject to the Exchanged Options

US$14.11	May 4, 2011	One (1) share for every 3.33 shares subject to the Exchanged Options

US$14.64	December 19, 2011	One (1) share for every 3.10 shares subject to the Exchanged Options

US$16.48	April 26, 2012	One (1) share for every 3.30 shares subject to the Exchanged Options

US$17.36	February 7, 2012	One (1) share for every 3.39 shares subject to the Exchanged Options

US$17.98	September 9, 2011	One (1) share for every 4.34 shares subject to the Exchanged Options

Fractional shares subject to new options were rounded down to the nearest whole share. The exchange ratios were applied on a grant-by-grant basis, meaning that tendered options were subject to different exchange ratios based on their grant price. The offer expired on January 22, 2013 and we accepted an aggregate of 2,838,625 tendered eligible options and issued new options to purchase an aggregate of 992,352 shares of common stock. The exercise price per share of each new option granted pursuant to the exchange offer is $6.03, which was the closing price of our common stock as reported on NASDAQ on January 22, 2013.

We undertook this exchange program recognizing that the majority of the underwater stock options were perceived as having little or no value by our employees and were no longer effective incentives to motivate and retain employees. The primary purpose of the offer was to improve the retention and incentive benefits of our equity awards. We believe that the offer will foster retention of valuable employees, provide meaningful incentive to them, and better align the interests of employees and stockholders to maximize stockholder value. The new options will provide renewed incentives to our employees because the new options may over time have a greater potential than the underwater options to increase in value.

In addition, we structured the exchange to be accounting neutral to the company. Consequently, the offer also had the added benefit of reducing the number of shares subject to outstanding equity awards (we refer to this as our overhang). A reduced overhang will decrease the potential dilution of stockholders’ interests.

Benefits Programs. We provide our employees with retirement, health and welfare benefits, such as our group health insurance plans, 401(k) retirement plan, life, disability and accidental death insurance plans and our 2011 Employee Stock Purchase Plan. Those plans, which are available to all employees including our named executive officers, are designed to provide a stable array of support to our employees and their families and are not performance based. Our benefits programs are generally established and adjusted by our human resources department with approval, as necessary, from senior management, the compensation committee or the board of directors, as appropriate.

Employment Agreements and Post-Employment Compensation

We enter into employment agreements with certain of our named executive officers, sometimes as part of the hiring process, that provide for at-will employment, base salary, eligibility to participate in the executive incentive bonus plan or commission plan, a standard employee benefit plan and recommendations for initial stock option grants. These agreements are subject to our standard proprietary information and invention assignment terms. Certain of the employment agreements contain certain severance and change of control benefits in favor of certain named executive officers, including our most senior executives. These arrangements provide for payments and benefits upon termination of their employment in specified circumstances, including following a change of control. These arrangements (including potential payments and terms) are discussed in more detail in the “Executive Compensation—Employment Agreements and Potential Payments upon Termination or Change-in-Control” section below. We believe that these agreements are an important recruitment and retention tool, and will incent the named executive officers to maintain continued focus and dedication to their assigned duties to maximize stockholder value. The terms of these agreements were determined after review by the compensation committee of our retention goals for each named executive officer, as well as analysis of market data, similar agreements established in our industry and as a result of negotiations with certain of the executives.

Other Compensation Matters and Policies

Tax and Accounting Considerations. Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past, we have granted options that we believe satisfy those requirements. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that follows our pay-for-performance philosophy. While the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our Chief Executive Officer and our four most highly compensated officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that an executive officer, director or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain traditional nonqualified deferred compensation plans, Section 409A may apply to certain arrangements we enter into with our executive officers, including our change of control severance arrangements. Consequently, to assist in avoiding additional tax under Section 409A, our intent is to design any such arrangements in a manner to avoid the application of Section 409A.

Adjustment or Recovery of Compensation. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

Compensation Risk Assessment

The compensation committee believes that although a portion of compensation provided to our executive officers is performance-based, our compensation programs do not encourage excessive or unnecessary risk taking. In fact, the design of our compensation programs encourage our executives to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance business model.

Compensation Committee Report

The compensation committee oversees our compensation policies, plans, and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Marc F. McMorris (Chair)

Steven M. Cakebread

James C. Madden

The Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by ServiceSource under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent ServiceSource specifically incorporates the Report of the Compensation Committee by reference therein.

Summary Compensation Table

The following tables provide information regarding the compensation of our named executive officers during the year ended December 31, 2012.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)		All Other Compensation(4)	Total
Michael A. Smerklo	2012	$472,500		$—		8,495,000	$5,276,625	$182,417		$2,000	$14,428,542
Chief Executive Officer	2011	$450,000		$—		—	—	$450,000	(5)	$2,000	$902,000
	2010	$410,000		$100,000		—	$2,484,170	$100,000	(6)	$2,000	$3,096,170
David S. Oppenheimer	2012	$322,750		$—		520,800	$175,888	$102,798		$2,000	$1,124,236
Chief Financial Officer	2011	$307,500		$—		—	—	$268,126	(5)	$2,000	$577,626
	2010	$128,409	(7)	$70,000		—	$1,735,001	—		$—	$1,933,410
Robert J. Sturgeon(8)	2012	$275,000		$—		1,419,400	$258,217	$130,298		$—	$2,082,915
Chief Operating Officer & Executive Vice President of Managed Services
Natalie A. McCullough(8)	2012	$275,000		$—		1,537,300	$281,793	$79,626		$1,850	$2,175,569
Executive Vice President & General Manager of Professional Services & Support
Christine A. Heckart(8)	2012	$148,526	(9)	$50,000	(10)	1,158,500	$729,712	$42,226		$1,162	$2,530,126
Chief Marketing Officer

(1)

Amounts in this column reflect the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)

Amounts in this column reflect the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(3)

For 2012, the amounts in this column represent payments under the 2012 CIP earned with respect to 2012, and paid in August 2012 and February 2013. See the “Grants of Plan-Based Awards” table for additional information.

(4)	Represents matching contributions made by us with respect to the named executive officer’s 401(k) contributions. We match a maximum of $2,000 per year.
(5)	Represents payments under the 2011 CIP earned with respect to 2011, and paid in August 2011 and February 2012.
(6)	Represents payments under the 2010 Corporate Incentive Bonus Plan earned with respect to the six months ended June 30, 2010, and paid in August 2010.
(7)	Mr. Oppenheimer joined us as our Chief Financial Officer in July 2010 and received a prorated base salary based on an annual base salary of $300,000.
(8)

Mr. Sturgeon, Ms. McCullough and Ms. Heckart were not named executive officer for 2010 and 2011 and each became a named executive officer in 2012. Therefore, information has been omitted for 2010 and 2011.

(9)	Ms. Heckart joined us as Chief Marketing Officer in July 2012 and received a prorated base salary based on an annual base salary of $350,000.
(10)	Represents Ms. Heckart’s hire-on bonus paid contingent on her remaining an employee through December 31, 2012.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of our named executive officers during the year ended December 31, 2012.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock & Option Awards(1)
			Threshold	Target	Maximum
Michael A. Smerklo	2/2/2012	(2)	$118,125	$315,000	$472,500	—	—	—	—
	2/7/2012	(3)	—	—	—		750,000	$17.36	$5,276,625
	2/8/2012	(4)	—	—	—	200,000	—	—	$3,398,000
	2/8/2012	(5)	—	—	—	300,000	—	—	$5,097,000
David S. Oppenheimer	2/2/2012	(2)	$66,567	$177,513	$266,270	—	—	—	—
	2/7/2012	(6)	—	—	—	30,000	—	—	$520,800
	2/7/2012	(3)	—	—	—	—	25,000	$17.36	$175,888
Robert J. Sturgeon	2/2/2012	(2)	$84,375	$225,000	$337,500	—	—	—	—
	2/7/2012	(6)	—	—	—	65,000	—	—	$1,128,400
	12/21/2012	(7)	—	—	—	50,000	—	—	$291,000
	2/7/2012	(3)	—	—	—	—	30,000	$17.36	$211,065
	12/21/2012	(8)	—	—	—	—	20,000	$5.82	$47,152
Natalie A. McCullough	2/2/2012	(2)	$48,750	$130,000	$195,000	—	—	—	—
	2/7/2012	(6)	—	—	—	50,000	—	—	$868,000
	12/21/2012	(7)	—	—	—	115,000	—	—	$669,300
	2/7/2012	(3)	—	—	—	—	30,000	$17.36	$211,065
	12/21/2012	(8)	—	—	—	—	30,000	$5.82	$70,728
Christine A. Heckart	7/30/2012	(2)	$27,344	$72,917	$109,376	—	—	—	—
	8/3/2012	(9)	—	—	—	150,000	—	—	$1,267,500
	12/21/2012	(7)	—	—	—	50,000	—	—	$291,000
	8/3/2012	(10)	—	—	—	—	200,000	$8.45	$682,560
	12/21/2012	(8)	—	—	—	—	20,000	$5.82	$47,152

(1)

Amounts in this column reflect the grant date fair value of each award computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)

Represent awards granted under our 2012 CIP which were or are based on achievement of certain levels of performance for 2012. Amounts reflect the awards that were possible at the threshold, target and maximum levels of performance to the extent applicable. For Ms. Heckart, the estimated future payouts are prorated based on an annual target of $175,000.

(3)	One-fourth of the shares subject to the option vest on February 7, 2013 and one forty-eighth of the shares vest monthly thereafter.
(4)

Granted under the Company’s 2011 Equity Incentive Plan. These shares of Restricted Stock are subject to performance-based vesting, and will vest as of the date on which the Company files its Annual Report on Form 10-K in respect of its fiscal year 2015, provided that the Company achieves certain annual revenue and contract value for its fiscal year 2015, subject to Mr. Smerklo’s continued service with the Company.

(5)

Granted under the Company’s 2011 Equity Incentive Plan. These shares of Restricted Stock are subject to service-based vesting, and will vest in equal installments of 75,000 on each of the first four anniversaries of the date of grant, subject to Mr. Smerklo’s continued service with the Company.

(6)	The reported shares are represented by restricted stock units which vest in four equal annual installments beginning on February 7, 2013
(7)	The reported shares are represented by restricted stock units which vest in four equal annual installments beginning on December 21, 2013.
(8)	One-fourth of the shares subject to the option vest on December 21, 2013 and one forty-eighth of the shares vest monthly thereafter.
(9)	The reported shares are represented by restricted stock units which vest in four equal annual installments beginning on July 30, 2013.
(10)	Twenty-five percent of the shares subject to the option vest on July 30, 2013 and one forty-eighth of the shares shall vest monthly thereafter.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by our named executive officers at the end of 2012. Unvested stock awards reported in the Grants of Plan-Based Awards table above are also included in the table below.

			Option Awards				Stock Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares, or Units of Stock That Have Not Vested(1)
Michael A. Smerklo	1/1/2007	(2)	1,800,000	—	$4.26	1/31/2017	—	—
	1/27/2010	(3)	364,583	135,417	$4.65	2/9/2020	—	—
	12/16/2010	(3)	162,500	162,500	$5.80	12/16/2020	—	—
	2/8/2013	(4)	—	750,000	$17.36	2/7/2022	—	—
	—	(5)	—	—	—	—	200,000	$1,170,000
	2/8/2013	(6)	—	—	—	—	300,000	$1,755,000
David S. Oppenheimer	7/28/2010	(3)	392,708	257,292	$4.95	7/28/2020	—	—
	12/16/2010	(3)	17,500	17,500	$5.80	12/16/2020	—	—
	2/7/2013	(4)	—	25,000	$17.36	2/7/2022	—	—
	2/7/2013	(7)	—	—	—	—	30,000	$175,500
Robert J. Sturgeon	10/1/2008	(8)	525,000	—	$4.26	11/7/2017	—	—
	1/27/2011	(9)	127,604	47,396	$4.65	2/9/2020	—	—
	12/16/2011	(10)	12,500	12,500	$5.80	12/16/2020	—	—
	2/7/2013	(4)	—	30,000	$17.36	2/7/2022	—	—
	12/21/2013	(11)	—	20,000	$5.82	12/21/2022	—	—
	2/7/2013	(7)	—	—	—	—	65,000	$380,250
	12/21/2013	(12)	—	—	—	—	50,000	$292,500
Natalie A. McCullough	8/8/2006	(13)	80,000	—	$1.49	6/1/2014	—	—
	1/21/2009	(14)	20,000	—	$4.26	1/30/2018	—	—
	11/1/2009	(15)	40,000	—	$4.26	6/1/2019	—	—
	11/4/2010	(16)	77,083	22,917	$4.60	11/4/2019	—	—
	1/27/2011	(9)	43,750	16,250	$4.65	2/9/2020	—	—
	12/16/2011	(10)	37,500	37,500	$5.80	12/16/2020	—	—
	2/7/2013	(4)	—	30,000	$17.36	2/7/2022	—	—
	12/21/2013	(11)	—	30,000	$5.82	12/21/2022	—	—
	2/7/2013	(7)	—	—	—	—	50,000	$292,500
	12/21/2013	(12)	—	—	—	—	115,000	$672,750
Christine A. Heckart	7/30/2013	(17)	—	200,000	$8.45	7/30/2022	—	—
	12/21/2013	(11)	—	20,000	$5.82	12/21/2022	—	—
	7/30/2013	(18)	—	—	—	—	150,000	$877,500
	12/21/2013	(12)	—	—	—	—	50,000	$292,500

(1)

The market value is calculated using the closing price of our common stock of $5.85 on December 31, 2012 (the last trading day of 2012), as reported on The NASDAQ Global Market, multiplied by the unvested stock amount.

(2)

The option is subject to an early exercise provision and is immediately exercisable. Twenty-five percent of the shares subject to the option vested on January 1, 2008 and 2.083% of the shares vest monthly thereafter. As of December 31, 2012, 1,800,000 shares were fully vested.

(3)

One-fourth of the shares subject to the option shall vest on the one year anniversary of the vesting commencement date and one forty-eighth of the shares vest monthly thereafter, subject to continued service to us.

(4)	One-fourth of the shares subject to the option vest on February 7, 2013 and one forty-eighth of the shares vest monthly thereafter.
(5)

These shares of Restricted Stock are subject to performance-based vesting, and will vest as of the date on which the Company files its Annual Report on Form 10-K in respect of its fiscal year 2015, provided that the Company achieves certain annual revenue and contract value for its fiscal year 2015, subject to Mr. Smerklo’s continued service with the Company.

(6)

Granted under the Company’s 2011 Equity Incentive Plan. These shares of Restricted Stock are subject to service-based vesting, and will vest in equal installments of 75,000 on each of the first four anniversaries of the date of grant, subject to Mr. Smerklo’s continued service with the Company.

(7)	The reported shares are represented by restricted stock units which vest in four equal annual installments beginning on February 7, 2013
(8)

The option is subject to an early exercise provision and is immediately exercisable. Twenty-five percent of the shares subject to the option vested on October 1, 2008 and 2.083% of the shares vest monthly thereafter.

(9)	One-fourth of the shares subject to the option vested on January 27, 2011 and one forty-eighth of the shares vest monthly thereafter.
(10)	One-fourth of the shares subject to the option vested on December 16, 2011 and one forty-eighth of the shares vest monthly thereafter.

(11)	One-fourth of the shares subject to the option vest on December 21, 2013 and one forty-eighth of the shares vest monthly thereafter
(12)	The reported shares are represented by restricted stock units which vest in four equal annual installments beginning on December 21, 2013.
(13)	Shares subject to the option are fully vested and immediately exercisable.
(14)

The option is subject to an early exercise provision and is immediately exercisable. Twenty-five percent of the shares subject to the option vested on January 1, 2009 and 2.083% of the shares vest monthly thereafter.

(15)	Twenty-five percent of the shares subject to the option vested on November 1, 2009 and 2.083% of the shares vest monthly thereafter.
(16)	Twenty-five percent of the shares subject to the option vested on November 4, 2010 and one forty-eighth of the shares vest monthly thereafter.
(17)	Twenty-five percent of the shares subject to the option vest on July 30, 2013 and one forty-eighth of the shares shall vest monthly thereafter.
(18)	The reported shares are represented by restricted stock units which vest in four equal annual installments beginning on July 30, 2013.

Option Exercises and Stock Vested at Fiscal Year-End

The following table presents certain information regarding options exercised and stock awards vested by our named executive officers during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael A. Smerklo	—	—	—	—
David S. Oppenheimer	89,957	$1,015,888	—	—
Robert J. Sturgeon	50,000	$649,505	—	—
Natalie A. McCullough	110,00	$1,159,537	—	—
Christine A. Heckart	—	—	—	—

(1)	Reflects the difference between the market price of our common stock at the time of exercise and the exercise price of the option.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans as of December 31, 2012.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders(1)	19,117,000	$6.98	4,024,000
Equity compensation plans not approved by security holders	—	—	—

Total	19,117,000		4,024,000

(1)

Includes the following plans: 2011 Equity Incentive Plan, 2008 Share Option Plan, 2004 Omnibus Share Plan and 2011 Employee Stock Purchase Plan. Our 2011 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2012 fiscal year, equal to the least of (i) 3,840,000 shares of our common stock, (ii) four percent (4%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. Our 2011 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2012 fiscal year, equal to the least of (i) 1,500,000 shares of our common stock, (ii) one percent (1%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our board of directors may determine.

Other Plans

We do not have any qualified or non-qualified defined benefit plans, any traditional non-qualified deferred compensation plans or other deferred compensation plans.

Employment Agreements and Potential Payments upon Termination or Change-in-Control

Employment Agreements

We have entered into employment agreements with Messrs. Smerklo, Oppenheimer and Sturgeon and Mmes. McCullough and Heckart that provide for certain severance payments and equity vesting upon termination of their employment in specified circumstances. We believe that these agreements are an important retention tool, and will incent the named executive officers to maintain continued focus and dedication to their assigned duties to maximize stockholder value. The terms of these agreements were determined after review by the compensation committee of our retention goals for each named executive officer, as well as analysis of market data, similar agreements established within our industry, and applicable law. The employment agreements for Messrs. Smerklo, Oppenheimer and Sturgeon and Ms. McCullough were effective in 2010 and the employment agreement for Ms. Heckart was effective in July 2012

Michael A. Smerklo. We have entered into an employment agreement, dated July 6, 2007, amended and restated June 8, 2010, with Michael A. Smerklo, our Chairman and Chief Executive Officer. The agreement sets forth Mr. Smerklo’s annual base salary of $410,000 and a target bonus of $200,000, both amounts to be reviewed annually and subject to adjustment by the board of directors. The agreement also sets forth a grant of options to purchase 1,800,000 shares of our common stock vesting over four years. Mr. Smerklo’s agreement provides further that if we terminate his employment without Cause, or if he terminates his employment with us for Good Reason, either prior to a Change of Control or within twelve months following a Change of Control, he will be entitled to a severance payment in the amount of his earned, but not-yet-paid, annual target bonus for the year in which his separation occurs. In addition, if Mr. Smerklo is terminated without Cause, or if he terminates his employment with us for Good Reason, within one year following a Change of Control, in addition to receiving his earned but not-yet-paid annual target bonus, Mr. Smerklo’s outstanding equity compensation awards will immediately become vested in full. The foregoing separation payments and benefits are conditioned on Mr. Smerklo executing a general release of claims in our favor. In the event any payment to Mr. Smerklo provided in the agreement would constitute a “parachute payment” as defined in 280G(b)(2) of the Internal Revenue Code, then Mr. Smerklo will be entitled to receive the amount of such payment that would provide him the greatest after-tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

David S. Oppenheimer. We have entered into a Separation Agreement with Mr. Oppenheimer on December 5, 2012. Pursuant to the terms of the Separation Agreement, Mr. Oppenheimer was entitled to a cash lump sum payment equal to (1) six months of his then-current base salary, (2) 50% of his target annual bonus and (3) an amount equal, on an after tax basis, to the aggregate COBRA premiums that Mr. Oppenheimer would pay for the twelve months following his employment separation date. In addition, Mr. Oppenheimer was entitled to, if any, accrued but unpaid base salary and annual bonus as well as reimbursement for business expenses incurred prior to this employment separation date. With respect to Mr. Oppenheimer’s stock options, to the extent that such options were vested on or prior to his employment separation date, they shall remain outstanding and exercisable until the earlier of nine months from his employment separation date and the end of the original maximum term of such options under the Company’s 2008 Share Option Plan and 2011 Equity Incentive Plan, as applicable, and the option agreements pursuant to which they were granted. The options granted to Mr. Oppenheimer that were unvested were terminated and forfeited as of the employment separation date.

Robert J. Sturgeon. We have entered into an employment and confidential information agreement with Mr. Sturgeon, dated December 8, 2010. The agreement sets forth Mr. Sturgeon’s annual base salary of $275,000 and a target bonus of $225,000, both to be reviewed annually and subject to adjustment as approved by the Company’s Chief Executive Officer. The agreement also sets forth a grant of options to purchase up to 525,000 of the Company’s common shares, subject to the terms and conditions of the ServiceSource International, LLC 2004 Omnibus Share Plan. The options have a vesting schedule beginning on Mr. Sturgeon’s start date, with 25% of the options vesting upon his 1-year anniversary date, and the remaining vesting monthly at the rate of 2.083% per month, until the options are fully vested or Mr. Sturgeon’s service to the Company ends, whichever occurs first. Mr. Sturgeon’s agreement further provides that if the Company terminates his employment without Cause or Mr. Sturgeon terminates his employment for Good Reason, in either case within 12 months of a Change of Control, his outstanding equity compensation awards shall immediately have their vesting accelerated 100%, becoming fully vested.

Natalie A. McCullough. We have entered into an employment and confidential information agreement with Ms. McCullough, dated December 8, 2010. The agreement sets forth Ms. McCullough’s annual base salary of $235,000 and a target bonus of $100,000. Ms. McCullough’s agreement further provides that if the Company terminates her employment without Cause or Ms. McCullough terminates her employment for Good Reason, in either case within 12 months of a Change of Control, her outstanding equity compensation awards shall immediately have their vesting accelerated 100%, becoming fully vested.

Christine A. Heckart. We have entered into an employment and confidential information agreement with Ms. Heckart, dated July 30, 2012. The agreement sets forth Ms. Heckart’s annual base salary of $350,000 and a target bonus of $175,000, including a separate hire-on bonus of $50,000 paid in the first quarter of 2013. Ms. Heckart’s agreement provides that if the Company terminates her employment without Cause at any time before her first year of employment, Ms. Heckart will receive 12 months of her then current base salary and a prorated target bonus payment based upon the portion of the bonus year completed as of the termination effective date, but not less than 50% of her annual bonus target (excluding the hire-on bonus). Ms. Heckart’s agreement further provides that if the Company terminates her employment without Cause or Ms. Heckart terminates her employment for Good Reason, in either case within 12 months of a Change of Control, her outstanding equity compensation awards shall immediately have their vesting accelerated 100%, becoming fully vested.

For purposes of the employment agreements described above, the following definitions apply:

“Change of Control” means the a sale of all or substantially all of our equity interests; a merger, consolidation or similar transaction involving us following which the persons entitled to elect a majority of the members of our board of directors immediately before the transaction are not entitled to elect a majority of the members of the board of directors of the surviving entity following the transaction; or a sale of all or substantially all of our assets.

“Cause” means (1) the employee’s commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof; (2) the employee’s commission of, or participation in, a fraud or act of dishonesty against us; (3) the employee’s intentional, material violation of any contract or agreement between the employee and us or any statutory duty owed to us; (4) the employee’s unauthorized use or disclosure of Proprietary and Confidential Information; or (5) the employee’s gross misconduct.

“Good Reason” means the occurrence of any one of the following events without the employee’s written consent: (1) a material, adverse change in the employee’s job title; (2) a material, adverse change in the employee’s job responsibilities; (3) any reduction in the employees’ base salary, target bonus or aggregate level of benefits; or (4) in most cases, a relocation of the employee’s principal place of employment beyond a specified radius of between 30 and 50 miles from the company’s location at the time the agreement is entered into; provided that the employee has notified us in writing of the event described in (1), (2), (3) or (4) above and within 30 days thereafter we have to restore the executive to the appropriate job title, responsibility, compensation or location. In the case of severance or vesting following a Change of Control, “Good Reason” is determined based on a change to the above factors as in effect immediately prior to a Change of Control.

Potential Payments upon Termination or Change-in-Control

The following table summarizes the estimated payments and benefits that would be provided to our named executive officers upon termination or a change-in-control under our plans and arrangements with our named executive officers described above, assuming the triggering event took place on the last business day of 2012.

	Termination Without Cause			Termination Without Cause or Termination for Good Reason				Termination Without Cause or Termination for Good Reason within one year of a Change of Control—Acceleration of Equity Vesting(2)
Name(1)	Cash Compensation		Health Care Benefits	Cash Compensation		Health Care Benefits
Michael A. Smerklo	—		—	$78,561	(3)	—		$3,095,625
David S. Oppenheimer	—		—	$250,132	(4)	$10,016	(4)	$407,938
Robert J. Sturgeon	—		—	—		—		$730,850
Natalie A. McCullough	—		—	—		—		$1,016,171
Christine A. Heckart	$437,500	(5)	—	—		—		$1,170,600

(1)	All payments and benefits are subject to the employee’s execution of a customary general release of all legal claims and such release becoming effective.
(2)

The amounts in this column represent the intrinsic value of the unvested shares subject to full equity acceleration, calculated as the sum of the market value minus the exercise price, multiplied by the number of unvested shares. Market value is equal to the closing price of our common stock of $5.85 on December 31, 2012, as reported on The NASDAQ Global Market.

(3)

Eligibility for the specified compensation and benefits occurs upon a termination without Cause or resignation for Good Reason prior to a Change of Control or within twelve months after a Change of Control. For Mr. Smerklo, the amount represents his 2012 CIP bonus.

(4)	Eligibility for the specified compensation and benefits occurs upon a termination without Cause or resignation for Good Reason at any time.
(5)	Eligibility for the specified compensation and benefits occurs upon a termination without Cause within Ms. Heckart’s first year of employment.

RELATED PERSON TRANSACTIONS

AND SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Related Person Transactions

Other than compensation arrangements, the following is a description of certain relationships and transactions since January 1, 2010 involving our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them. Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

Transactions with Directors and Their Affiliates

On December 19, 2012, the Company entered into a consulting agreement with Richard Campione, who was elected to the Company’s Board on November 29, 2012. Under the agreement, Mr. Campione provides certain software consulting services to the Company. Mr. Campione will be paid up to a maximum of $240,000 for consulting services provided during the term of the agreement, which was originally scheduled to terminate on March 31, 2013. This consulting agreement has been extended to April 30, 2013. The Audit Committee of the Board pre-approved this consulting agreement in accordance with the Company’s formal policy regarding related party transactions. Total payments in 2012 to Mr. Campione totaled $34,000. An additional $276,420 is expected to be paid to Mr. Campione in 2013.

Historical Transactions

Conversion to a Corporation

On March 24 2011, we converted from a Delaware limited liability company into a Delaware corporation and changed our name from ServiceSource International, LLC to ServiceSource International, Inc. (the “Conversion”). This conversion to a corporate form occurred pursuant to our Limited Liability Company Agreement (“LLC Agreement”) and was approved by our board of directors. As a result, we entered into a conversion agreement with certain of our equityholders that provided that the conversion to a corporation take the form of a statutory conversion, and also provided that the conversion occur prior to the declaration of effectiveness by the SEC of our registration statement related to our initial public offering without any further action on the part of our board of directors or equityholders. In conjunction with the Conversion, all of our outstanding common shares automatically converted into shares of our common stock based on their relative rights as set forth in our LLC Agreement. Also, as part of the Conversion and as contemplated by our LLC Agreement, two of our equityholders, GA SS Holding LLC, and entities controlled by investment funds controlled by General Atlantic LLC, and SSLLC Holdings, Inc., controlled by Benchmark Capital, each elected to merge with and into us. In the merger, the equity interests of GA Holdings LLC and SSLLC Holdings, Inc. were canceled and extinguished in exchange for shares of our common stock. In the merger agreement, the companies that merged into us represented and warranted that they did not have any liabilities, operations or businesses other than activities related to holding our common stock and other than liabilities for certain tax matters with respect to the periods prior to the merger which are not yet due and payable, and provided us with certain indemnities. Concurrently with the consummation of the Conversion to a corporation, the LLC Agreement was terminated other than certain provisions relating to certain pre-termination tax matters and liabilities.

Registration Rights Agreements

GA SS Holding II LLC, controlled by General Atlantic, LLC, Benchmark Capital Partners V, L.P., controlled by Benchmark Capital, and certain entities affiliated with Housatonic Partners (together, the “Significant Holders”) and certain of our other stockholders (the “2003 Holders”) are entitled to the following rights with respect to the registration of their shares of our common stock under the Securities Act. For the Significant Holders, these rights are provided under the terms of a Registration and Information Rights

Agreement (the “Registration Rights Agreement”). For the 2003 Holders, these rights are provided under the terms of a Registration Rights Schedule to a Securities Purchase Agreement (the “Registration Rights Schedule”). Both agreements include demand registration rights, piggyback registration rights and Form S-3 registration rights. In addition, both agreements provide for certain information rights. Under the Registration Rights Schedule, registration rights are held only by persons or entities that own at least 1% of our outstanding common stock.

Demand Registration Rights. The Significant Holders and the 2003 Holders are entitled to demand registration rights. If the Significant Holders request in writing that we effect a registration that has an anticipated aggregate offering price to the public of at least $10 million or if the 2003 Holders request in writing a registration that has an anticipated aggregate offering price to the public of at least $7.5 million, then we will be required, at our expense, to register all registrable securities that these respective holders request to be registered. We are required to effect only two registrations for the Significant Holders pursuant to this provision of the Registration Rights Agreement and only two registrations for the 2003 Holders pursuant to this provision of the Registration Rights Schedule. Depending on certain conditions, however, we may defer such registration for a specified number of days. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Piggyback Registration Rights. The Significant Holders and the 2003 Holders, respectively, are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, after the completion of this offering the Significant Holders and the 2003 Holders are entitled to include all or part of their shares in the registration at our expense. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Form S-3 Registration Rights. The Significant Holders and the 2003 Holders, respectively, are also currently entitled to short-form registration rights. If we are eligible to file a registration statement on Form S-3, these holders have the right to have all or part of their shares registered by us at our expense, subject to certain exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Employment Arrangements and Indemnification Agreements

In the ordinary course of business, we enter into employment arrangements with our current executive officers.

We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws currently in effect require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policy Concerning Audit Committee Approval of Related Person Transactions

We have adopted a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors if it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, our officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us and/or written representations that no additional forms were required, we are not aware that that of our directors, officers or persons who beneficially owned more than 10% of a registered class of our equity securities failed to comply with the reporting requirements applicable to them pursuant to Section 16(a) with respect to transactions during the fiscal year ended December 31, 2012, except that we were late in filing a Form 4 for Paul D. Warenski with respect to one transaction (the acquisition from an exercise of stock options and the subsequent sale of such common stock), which was subsequently reported on a Form 4 on June 27, 2012 and a Form 4 for Richard J. Campione with respect to one transaction (a grant of options), which was subsequently reported on a form 4 on December 5, 2012.

Our Insider Trading Policy permits directors, officers and other employees covered under the policy to establish, subject to certain conditions and limitations set forth in the policy, written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act, which permit automatic trading of our common stock or trading of common stock by an independent person (such as a stockbroker) who is not aware of material nonpublic information at the time of the trade. We are aware that certain of our directors and officers have entered into written trading plans, and we believe our directors and officers may establish such plans in the future.

SECURITY OWNERSHIP

The following table sets forth information, as of April 2, 2013, concerning, except as indicated by the footnotes below:

•	Each person who we know beneficially owns more than five percent of our common stock;

•	Each of our named executive officers;

•	Each of our directors and nominees for the board of directors; and

•	All of our directors and executive officers as a group.

Unless otherwise noted below, the address of each person listed on the table is c/o ServiceSource International, Inc., 634 Second Street, San Francisco, California 94107.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 76,613,620 shares of common stock outstanding at April 2, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 2, 2013, and restricted stock units (“RSUs”) held by that person that vest within 60 days of April 2, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an asterisk (“*”).

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
UBS AG(1)	10,651,075	13.9%
FMR LLC(2)	8,545,351	11.2%
Entities affiliated with Benchmark Capital(3)	7,350,740	9.6%
Entities affiliated with General Atlantic LLC(4)	7,337,740	9.6%
Entities affiliated with Housatonic Partners(5)	6,440,395	8.4%
Michael A. Smerklo(6)	4,109,611	5.2%
Named Executive Officers and Directors:
Michael A. Smerklo(6)	4,109,611	5.2%
David S. Oppenheimer(7)	276,726	*
Robert J. Sturgeon(8)	550,038	*
Natalie A. McCullough(9)	177,924	*
Christine A. Heckart	0	*
Steven M. Cakebread(10)	236,789	*
Bruce W. Dunlevie(11)	7,533,343	9.8%
James C. Madden(12)	220,958	*
Marc F. McMorris	0	*
Thomas F. Mendoza(13)	43,333	*
Barry D. Reynolds(14)	6,440,395	8.4%
Richard J. Campione	0	*
All directors and executive officers as a group (18 persons)(15)	20,375,621	25.1%

(*)	Less than one percent.
(1)

Based on the most recently available Schedule 13G which reported beneficial ownership as of December 31, 2012. It reflects the securities beneficially owned by the UBS Global Asset Management division of UBS AG and its subsidiaries and affiliates on behalf of its clients. In addition to UBS AG, the following UBS Global AM affiliates and subsidiaries are part of the UBS Global Asset Management division included in the filing: UBS Global Asset Management (Americas) Inc., UBS Global Asset Management Trust Company, UBS Global Asset Management (Canada) Inc., UBS Global Asset Management (Australia) Ltd., UBS Global Asset Management (Hong Kong) Limited, UBS Global Asset Management (Japan) Ltd., UBS Global Asset Management (Singapore) Ltd., UBS Global Asset Management (Taiwan) Ltd., UBS Global Asset Management (Deutschland) GmbH, UBS Global Asset Management (Italia) SGR SpA, UBS Global Asset Management (UK) Ltd., UBS Global Asset Management Life Limited, Hana Asset Management Co., Ltd., and CCR Asset Management S.A. The filing on Schedule 13G does not reflect securities, if any, beneficially owned by any other division of UBS AG. The address for these entities is Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland.

(2)

Based on the most recently available Schedule 13G which reported beneficial ownership as of December 31, 2012. Pursuant to the instructions in Item 7 of Schedule 13G, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 8,461,616 shares or 11.199% of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity OTC Portfolio, amounted to 4,877,736 shares or 6.456% of the Common Stock outstanding. Fidelity OTC Portfolio has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 8,461,616 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 83,735 shares or 0.111% of the outstanding Common Stock of the Company as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 83,735 shares and sole power to vote or to direct the voting of 83,735 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above.

(3)

Based on the most recently available Schedule 13G/A which reported beneficial ownership as of December 31, 2012 filed by Benchmark Capital Partners V, L.P., a Delaware limited partnership (“BCP V”), Benchmark Founders’ Fund V, L.P., a Delaware limited partnership (“BFF V”), Benchmark Founders’ Fund V-A, L.P., a Delaware limited partnership (“BFF V-A”), Benchmark Founders’ Fund V-B, L.P., a Delaware limited partnership (“BFF V-B”), Benchmark Capital Management Co. V, L.L.C., a Delaware limited liability company (“BCMC V”), and Alexandre Balkanski (“Balkanski”), Bruce W. Dunlevie (“Dunlevie”), Peter Fenton (“Fenton”), J. William Gurley (“Gurley”), Kevin R. Harvey (“Harvey”), Robert C. Kagle (“Kagle”) and Steven M. Spurlock (“Spurlock”). BCMC V, the general partner of BCP V, BFF V, BFF V-A and BFF V-B, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP V, BFF V, BFF V-A and BFF V-B. Balkanski, Dunlevie, Fenton, Gurley, Harvey, Kagle and Spurlock are members of BCMC V and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP V, BFF V, BFF V-A and BFF V-B. The address for these entities and individuals is c/o Benchmark Capital,480 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(4)

Based on the most recently available Schedule 13G which reported beneficial ownership as of December 31, 2012 filed on behalf of (i) General Atlantic LLC (“GA LLC”); (ii) General Atlantic GenPar, L.P. (“GA GenPar”); (iii) General Atlantic Partners 83, L.P. (“GAP 83”); (iv) GA SS Holding II LLC (“GA SS II”); (v) GapStar, LLC (“GapStar”); (vi) GAP Coinvestments III, LLC (“GAPCO III”); (vii) GAP Coinvestments IV, LLC (“GAPCO IV”); (viii) GAP Coinvestments CDA, L.P. (“GAPCO CDA”); (ix) GAPCO Management GmbH (“GmbH”); and (x) GAPCO GmbH & Co. KG (“KG”). GA LLC is the general partner of GA GenPar, which is the general partner of GAP 83. GAP 83, GapStar, GAPCO III, GAPCO IV, GAPCO CDA and KG are members of GA SS II. The members and officers of GapStar are certain Managing Directors of GA LLC. GA LLC is the general partner of GAPCO CDA and the managing member of GAPCO III and GAPCO IV. GmbH is the general partner of KG. The Managing Directors of GA LLC make voting and investment decisions with respect to the securities held by KG and GmbH. There are 23 Managing Directors of GA LLC. Each of the Managing Directors of GA LLC disclaims ownership of the Shares owned by GA LLC except to the extent he has a pecuniary interest therein. By virtue of the foregoing, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares that each owns of record. GA LLC, GA GenPar, GAP 83, GA SS II, GapStar, GAPCO III, GAPCO IV, GAPCO CDA, GmbH and KG are a “group” within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended and may be deemed to beneficially own the number of Shares indicated. The address for these entities is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, CT 06830.

(5)

Based on the most recently available Schedule 13G/A which reported beneficial ownership as of December 31,2012. Includes (i) 3,874,303 shares owned by HMF SBIC; (ii) 2,453,009 shares owned by HEI IV; and (iii) 113,083 shares owned by HEA IV. HMP SBIC serves as the general partner of HMF SBIC and has voting and investment control over the shares owned by HMF SBIC and may be deemed to own beneficially the shares owned by HMF SBIC. HMP SBIC owns no securities of the Issuer directly. HEP IV serves as the general partner of HEI IV and HEA IV and has voting and investment control over the respective shares owned by HEI IV and HEA IV and may be deemed to own beneficially the shares owned by HEI IV and HEA IV. HEP IV owns no securities of the Issuer directly. HEP SBIC serves as the general partner of HEI SBIC and has voting and investment control over the shares owned by HEI SBIC and may be deemed to own beneficially the shares owned by HEI SBIC. HEP SBIC owns no securities of the Issuer directly. The Reporting Persons expressly disclaim status as a “group” for purposes of Schedule 13G. The address for these entities is 44 Montgomery Street, Suite 4010, San Francisco, CA 94104.

(6)

Includes (i) 500,000 shares of restricted common Stock held of record by Michael A. Smerklo, of which 75,000 shares are vested and released, (ii) 851,614 shares held by Michael A. Smerklo, Trustee of The True North Trust dated July 25, 2008; (iii) 231,440 shares held by Michael A. Smerklo, Trustee of the 2010 Michael Smerklo Grantor Retained Annuity Trust dated November 23, 2010; and (iv) 2,482,157 shares issuable upon exercise of options exercisable within 60 days of April 2, 2013.

(7)	Includes (i) 8,137 shares held by Mr. Oppenheimer and (ii) 268,589 shares issuable upon exercise of options exercisable within 60 days of April 2, 2013.
(8)	Includes (i) 11,335 shares held by Mr. Sturgeon and (ii) 538,703 shares issuable upon exercise of options exercisable within 60 days of April 2, 2013.
(9)	Includes (i) 7,346 shares held by Ms. McCullough and (ii) 170,578 shares issuable upon exercise of options exercisable within 60 days of April 2, 2013.
(10)	Consists of 236,789 shares issuable upon exercise of options exercisable within 60 days of April 2, 2013.
(11)

Includes (i) 133,399 shares held by The Bruce & Elizabeth Dunlevie Living Trust dated April 8, 2002, for which Mr. Dunlevie serves as a trustee; (ii) 49,204 shares held by B&D Aviation, LLC, which is controlled by Mr. Dunlevie and (iii) the shares listed in footnote 3 above. Mr. Dunlevie is a managing member of

Benchmark Capital Management Co. V, L.P. and may be deemed to have shared voting and dispositive power over the shares held by BCP V. Mr. Dunlevie disclaims beneficial ownership of such shares, except to the extent of his individual pecuniary interest therein.

(12)

Includes (i) 140,000 shares issuable to the James C. Madden, V Living Trust for which Mr. Madden serves as trustee, upon exercise of options exercisable within 60 days of April 2, 2013 and (ii) 80,958 shares issuable to Mr. Madden upon exercise of options exercisable within 60 days of April 2, 2013.

(13)	Includes (i) 41,666 shares held by Thomas Mendoza and Kathy Mendoza Community Property and (ii) 1,667 shares issuable to Mr. Mendoza upon vesting of RSUs within 60 days of April 2, 2013.
(14)

Consists of the shares listed in footnote 5 above, which are held by entities affiliated with Housatonic Partners. Mr. Reynolds is a managing or general partner of the Housatonic entities that directly or indirectly hold such shares, and as such, may be deemed to have voting and investment power with respect to shares held by one or more of the entities affiliated with Housatonic Partners. Mr. Reynolds disclaims beneficial ownership of the shares held by the entities affiliated with Housatonic Partners, except to the extent of his individual pecuniary interest therein.

(15)

Includes (i) 4,665,857 shares issuable upon exercise of options held by our current executive officers and directors exercisable within 60 days of March 30, 2012 and (ii) 1,667 shares issuable to our current executive officers and directors upon vesting of RSUs within 60 days of April 2, 2013.

OTHER MATTERS

We know of no other matters to be submitted at the 2013 annual meeting. If any other matters properly come before the 2013 annual meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.

THE BOARD OF DIRECTORS

San Francisco, California

April 24, 2013

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.eproxy.com/srev Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 29, 2013.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 29, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò    Please detach here    ò

The Board of Directors unanimously Recommends a “For” vote for the nominees for director named in Proposal 1 and Proposals 2 and 3.

1.	Election of Class II Directors:	01 James C. Madden 02 Thomas F. Mendoza 03 Richard J. Campione	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory vote on executive compensation.	☐	For	☐	Against	☐	Abstain

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	For	☐	Against	☐	Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF STOCKHOLDERS

May 30, 2013

9:00 a.m. local time

ServiceSource International, Inc.

EBC Conference Room

634 Second Street

San Francisco, CA 94107

Directions to the Company’s headquarters:

From San Francisco Airport (~15 miles) and San Jose Airport (~48 miles):

Take 101 North. Take Exit 430A for I-280 toward Daly City/ Downtown San Francisco. Keep right at the fork and merge onto I-280 North. Continue onto King Street. Turn left onto Second Street. The Company’s headquarters will be on the left hand side.

From Oakland Airport (~19 miles):

Take Airport Dr. and turn right onto Hegenberger Road. Proceed on I-880 North. Exit I-880 via ramp at sign “I-80 W to San Francisco/Bay Bridge.” After crossing the Bay Bridge, take exit 2B on the left for Harrison Street toward Embarcadero. Turn left onto Harrison Street, then turn left onto Second Street. The Company’s headquarters will be on the right hand side.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on May 30, 2013:

The Notice and Proxy Statement and Annual Report are available at http://viewproxy.com/srev/.

ServiceSource International, Inc.	Proxy

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 30, 2013.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SERVICESOURCE INTERNATIONAL, INC.

The undersigned stockholder of ServiceSource International, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated April 24, 2013, and hereby appoints Michael A. Smerklo, Ashley F. Johnson and Paul D. Warenski, and each of them, as proxies and attorneys-in-fact, each with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 30, 2013 at 9:00 a.m. local time, at the Company’s headquarters located at 634 Second Street, San Francisco, CA 94107, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company held of record by the undersigned as hereinafter specified upon the proposals listed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BEVOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND, AS THE PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

See reverse for voting instructions.